UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Vince Holding Corp.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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500 Fifth Avenue, 20th Floor

New York, New York 10110

April 20, 2015

To Our Stockholders:

You are cordially invited to attend the 2015 Annual Meeting of Stockholders of Vince Holding Corp. at its design studio in Los Angeles at 900 N. Cahuenga Blvd., Los Angeles, California 90038, on Tuesday, June 2, 2015, at 9:30 a.m., Pacific Time.

Details of the business to be conducted at the Annual Meeting are provided in the accompanying Notice of Meeting of Stockholders and Proxy Statement.

Your vote is important. Please take the time to carefully read each of the proposals described in the Proxy Statement and cast your vote by following the instructions in the Proxy Statement or in the Notice Regarding the Availability of Proxy Materials sent to you.

Thank you for your support of Vince Holding Corp.

Sincerely,

Jill Granoff

Chairman and Chief Executive Officer

VINCE HOLDING CORP.

500 Fifth Avenue, 20th Floor

New York, New York 10110

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Our Stockholders:

NOTICE IS HEREBY GIVEN that the 2015 Annual Meeting of Stockholders (the “Annual Meeting”) of Vince Holding Corp. (the “Company,” “we,” “us” or “our”) will be held at the Company’s design studio in Los Angeles at 900 N. Cahuenga Blvd., Los Angeles, California 90038, on Tuesday, June 2, 2015, at 9:30 a.m., Pacific Time, for the following purposes:

1.	To elect the Class I directors, Robert A. Bowman and Mark E. Brody, to serve until our annual meeting of stockholders to be held in 2018 or until their respective successors are duly elected and qualified.

2.	To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending January 30, 2016.

3.	To transact any other business properly brought before the Annual Meeting or any adjournment or postponement thereof.

Our Board of Directors has declared the close of business on April 10, 2015 as the record date for the Annual Meeting. Only stockholders of record on April 10, 2015 are entitled to receive notice of and vote at the Annual Meeting.

Your vote is very important. We encourage you to carefully read the accompanying Proxy Statement and submit your proxy or voting instructions as soon as possible. All stockholders are cordially invited to attend the Annual Meeting in person. As an alternative to voting in person at the Annual Meeting, you may submit your proxy via the Internet or, if you request a printed set of the proxy materials and receive a paper proxy card in the mail, by mailing a completed proxy card or following the telephone instructions on the proxy card. For detailed information regarding voting instructions, please see the sections on voting shares beginning on page 3 of the accompanying Proxy Statement.

We appreciate your continued support of Vince Holding Corp.

By Order of the Board of Directors

Jay L. Dubiner,

Senior Vice President,

General Counsel & Secretary

New York, New York

April 20, 2015

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR

THE 2015 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 2, 2015:

THE PROXY STATEMENT AND THE ANNUAL REPORT ARE AVAILABLE AT

http://www.proxyvote.com

500 Fifth Avenue, 20th Floor

New York, New York 10110

PROXY STATEMENT

The Board of Directors (the “Board of Directors”) of Vince Holding Corp. (the “Company,” “we,” “us” or “our”) is soliciting your proxy to vote at the 2015 Annual Meeting of Stockholders to be held on Tuesday, June 2, 2015, at 9:30 a.m., Pacific Time, and any adjournment or postponement of that meeting (the “Annual Meeting”). The Annual Meeting will be held at the Company’s design studio in Los Angeles at 900 N. Cahuenga Blvd., Los Angeles, California 90038.

We are sending a Notice Regarding the Availability of Proxy Materials for the Annual Meeting and making proxy materials available to stockholders (or, for those who request, a paper copy of the proxy materials) on or about April 20, 2015, to our stockholders of record as of the close of business on April 10, 2015 (the “Record Date”). The Company’s principal executive offices are located at 500 Fifth Avenue, 20th Floor, New York, New York 10110 and its telephone number is (212) 515-2600.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be Held on June 2, 2015

Pursuant to rules adopted by the Securities and Exchange Commission (the “SEC”), we have elected to provide access to our proxy materials over the Internet. Accordingly, we are sending a Notice Regarding the Availability of Proxy Materials to our stockholders of record as of the close of business on the Record Date. All stockholders will have the ability to access this proxy statement (this “Proxy Statement”) and our Annual Report for the fiscal year ended January 31, 2015 (the “Annual Report”), which includes our Annual Report on Form 10-K and our audited consolidated financial statements as of and for the fiscal year ended January 31, 2015, on the website referred to in the Notice Regarding the Availability of Proxy Materials at http://www.proxyvote.com or to request to receive a printed set of our proxy materials. Instructions on how to access our proxy materials over the Internet or request a printed copy of our proxy materials may be found in the Notice Regarding the Availability of Proxy Materials.

Introductory Note About the Company

Vince Holding Corp., formerly known as Apparel Holding Corp. and Kellwood Holding Corp., was incorporated in Delaware in February 2008 in connection with the acquisition of Kellwood Company by affiliates of Sun Capital Partners, Inc. (“Sun Capital”). We completed an initial public offering of our common stock on November 27, 2013. Prior to the initial public offering and the related restructuring transactions, the Company was a diversified apparel company operating a broad portfolio of fashion brands, which included Vince. As a result of the initial public offering and the related restructuring transactions, the non-Vince businesses were separated from the Vince business, and the Vince business became the sole operating business of the Company.

In this Proxy Statement, “Kellwood” refers, as applicable and unless otherwise defined, to any of (i) Kellwood Company, (ii) Kellwood Company, LLC (a limited liability company to which Kellwood Company converted at the time of the restructuring transactions related to our initial public offering) or (iii) the operations of the non-Vince businesses after giving effect to our initial public offering and the related restructuring transactions.

Our fiscal year ends on the Saturday closest to January 31. For the purposes of this Proxy Statement, “fiscal 2013” refers to our fiscal year ended February 1, 2014 and “fiscal 2014” refers to our fiscal year ended January 31, 2015.

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE ANNUAL MEETING

Why am I receiving these materials?

The Board of Directors is soliciting proxies for the Annual Meeting. We are sending a Notice Regarding the Availability of Proxy Materials for the Annual Meeting and making proxy materials available on or about April 20, 2015 to our stockholders of record as of the close of business on the Record Date.

Where and When is the Annual Meeting?

We will hold the Annual Meeting on Tuesday, June 2, 2015 at 9:30 a.m., Pacific Time, at the Company’s design studio in Los Angeles at 900 N. Cahuenga Blvd., Los Angeles, California 90038.

What am I being asked to vote on at the Annual Meeting?

We are asking our stockholders to consider the following proposals:

•	The election of the Class I directors, Robert A. Bowman and Mark E. Brody, to serve until our annual meeting of stockholders to be held in 2018 or until their respective successors are duly elected and qualified;

•	The ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending January 30, 2016; and

•	Any other business properly introduced at the Annual Meeting.

How does the Board of Directors recommend I vote on these proposals?

The Board of Directors recommends a vote:

•	“FOR” the election of the Class I directors, Robert A. Bowman and Mark E. Brody, to serve until our annual meeting of stockholders to be held in 2018 or until their respective successors are duly elected and qualified; and

•	“FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending January 30, 2016.

What must I do if I want to attend the Annual Meeting in person?

Attendance at the Annual Meeting is limited to individuals who were stockholders as of the Record Date and admission will be on a first-come, first-served basis. Registration and seating will begin on Tuesday, June 2 at 9:00 a.m., Pacific Time. Each stockholder will be asked to present proof of identification, such as a driver’s license or passport, and the Notice Regarding the Availability of Proxy Materials (or if you request paper copies of the proxy materials, a proxy card), prior to admission to the Annual Meeting. Beneficial owners of shares held in street name will need to bring proof of share ownership as of the Record Date, such as a bank or brokerage firm account statement or a letter from the intermediary holding your shares. Cameras, recording devices and other electronic devices will not be permitted at the Annual Meeting.

How many votes do I have?

You have and may cast one vote for each share of our common stock that you owned at the close of business on the Record Date.

These shares include:

•	Shares registered directly in your name with Broadridge Corporate Issuer Solutions, Inc. (“Broadridge”), our transfer agent, for which you are considered the “stockholder of record”; and

•	Shares held for you as the beneficial owner through a broker, bank or other nominee.

As of the Record Date, the Company had 36,753,487 shares of common stock issued and outstanding.

What is the difference between holding shares as a “stockholder of record” and as a “beneficial owner”?

If your shares are registered directly in your name with Broadridge, you are considered the “stockholder of record” with respect to those shares. We have sent the Notice Regarding the Availability of Proxy Materials for the Annual Meeting directly to you. As the stockholder of record, you have the right to grant your voting proxy directly to the individuals listed on the proxy card or to vote in person at the Annual Meeting. Throughout this Proxy Statement, we refer to stockholders who hold their shares directly with Broadridge as “stockholders of record.”

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial owner” of the shares held in street name. Your broker, bank or other nominee who is considered the stockholder of record with respect to those shares has forwarded the Notice Regarding the Availability of Proxy Materials for the Annual Meeting to you. As the beneficial owner, you have the right to direct your broker or nominee on how to vote your shares. Beneficial owners are also invited to attend the Annual Meeting. However, since a beneficial owner is not the stockholder of record, you may not vote your shares of our common stock in person at the Annual Meeting unless you follow your broker’s procedures for obtaining a legal proxy. If you request a printed copy of our proxy materials by mail, your broker or nominee will provide a voting instruction card for you to use. Throughout this Proxy Statement, we refer to stockholders who hold their shares through a broker, bank or other nominee as “beneficial owners” or “street name stockholders.”

What is a proxy?

It is your legal designation of another person to vote the stock you own. That other person is called your proxy. If you designate someone as your proxy in a written document, that document is also called a proxy or a proxy card. We have designated two of our officers as proxies for the Annual Meeting to cast your vote. These officers are Lisa Klinger, Chief Financial Officer and Treasurer, and Jay L. Dubiner, Senior Vice President, General Counsel and Secretary.

How do I vote?

General

You can vote by proxy or in person. For specific methods of voting available to you, see below.

If you submit your proxy using any of the methods below, Lisa Klinger or Jay L. Dubiner will vote your shares in the manner you indicate. You may specify whether your shares should be voted for all, some, or none of the nominees for director and for or against any other proposals properly introduced at the Annual Meeting. If you vote by telephone or Internet and choose to vote with the recommendation of the Board of Directors, or if you vote by mail, sign your proxy card and do not indicate specific choices, your shares will be voted “FOR” the election of all nominees for director and “FOR” ratification of the appointment of our registered independent public accounting firm.

If any other matter is presented, your proxy will authorize Lisa Klinger or Jay L. Dubiner to vote in accordance with their best judgment. At the time this Proxy Statement was printed, we knew of no matters to be considered at the Annual Meeting other than the two proposals referenced in this Proxy Statement.

Voting Methods for Stockholders of Record

If you are a stockholder of record, you may vote by one of the following methods:

•	By Internet: you may vote online via the Internet by accessing the website http://www.proxyvote.com and following the instructions provided on the Notice Regarding the Availability of Proxy Materials or, if you request paper copies of proxy materials, the proxy card. Internet voting facilities will be available 24 hours a day and will close at 11:59 p.m., Eastern Time, on June 1, 2015.

•	By Telephone: you may vote by touch-tone telephone by calling 1-800-690-6903. Telephone voting facilities will be available 24 hours a day and will close at 11:59 p.m., Eastern Time, on June 1, 2015.

•	By Mail: if you request paper copies of the proxy materials to be sent to you by mail, you may authorize your proxy by completing, signing and dating your proxy card and returning it in the reply envelope included with the paper proxy materials.

•	In Person: you may attend the Annual Meeting and vote in person by completing a ballot; however, attending the Annual Meeting without completing a ballot will not count as a vote. If you choose to vote in person, you must bring proof of identification and your Notice Regarding the Availability of Proxy Materials (or if you request paper copies of the proxy materials, your proxy card) to the Annual Meeting.

Voting Methods for Street Name Stockholders

If you are a street name stockholder, you will receive voting instructions from your broker, bank or other nominee. You must follow the voting instructions provided by your broker, bank or other nominee in order to instruct your broker, bank or other nominee on how to vote your shares. Street name stockholders should generally be able to vote by returning an instruction card, or by telephone or on the Internet. However, the availability of telephone and Internet voting will depend on the voting process of your broker, bank or other nominee. As discussed above, if you are a street name stockholder, you may not vote your shares in person at the Annual Meeting unless you obtain a legal proxy from your broker, bank or other nominee.

Can I change my vote or revoke my proxy?

Yes.

If you are a stockholder of record, you can change your vote or revoke your proxy any time before the Annual Meeting by:

•	Entering a new vote by Internet or by telephone;

•	Returning a later-dated proxy card;

•	Notifying the Secretary of the Company, in writing, at Vince Holding Corp., Attn: Secretary, 500 Fifth Avenue, 20th Floor, New York, New York 10110; or

•	Completing a written ballot at the Annual Meeting in person.

If you are a street name stockholder, your broker, bank or other nominee can provide you with instructions on how to change your vote.

What is a quorum?

A quorum is the minimum number of shares required to be present at the Annual Meeting for the Annual Meeting to be properly held under our amended and restated bylaws and Delaware law. The presence, in person or by proxy, of a majority of all issued and outstanding shares of our common stock entitled to vote at the Annual Meeting will constitute a quorum at the Annual Meeting. Abstentions, withhold votes and broker non-votes are counted as shares present and entitled to vote for purposes of determining a quorum. A broker non-vote occurs when an intermediary holding shares for a beneficial owner does not vote on a particular proposal because the intermediary does not have discretionary voting power for that particular proposal and has not received instructions from the beneficial owner.

How may my brokerage firm or other intermediary vote my shares if I fail to provide timely directions?

Brokerage firms and other intermediaries holding shares of our common stock in street name for customers are generally required to vote such shares in the manner directed by their customers. In the absence of timely directions, your broker will have discretion to vote your shares on our sole “routine” matter: the proposal to ratify the appointment of our independent registered public accounting firm. Your broker will not have discretion to vote on the election of directors, which is a “non-routine” matter, absent direction from you.

What vote is required to approve each proposal?

Two directors have been nominated for election at the Annual Meeting. Each director will be elected by a plurality of the votes cast in the election of directors at the Annual Meeting, either in person or represented by properly authorized proxy. This means that the two nominees who receive the largest number of “FOR” votes cast will be elected as directors. We do not have cumulative voting. Abstentions and broker non-votes will have no effect on this proposal.

The ratification of the appointment of our independent registered public accounting firm requires the affirmative vote of a majority of the votes represented at the meeting and entitled to vote on the proposal. In accordance with Delaware law, only votes cast “FOR” a matter constitute affirmative votes. A properly executed proxy marked “abstain” with respect to the ratification of the appointment of our independent registered public accounting firm will not be voted, although it will be counted for purposes of determining whether there is a quorum. Since abstentions will not be votes cast “FOR” the ratification of the appointment of our independent registered public accounting firm, they will have the same effect as negative votes or votes against that matter. Broker non-votes will have no effect on this proposal.

Who will count the vote?

A representative of Broadridge will tabulate the votes and act as the inspector of election.

Is my vote confidential?

Yes. The Company encourages stockholder participation in corporate governance by ensuring the confidentiality of stockholder votes. The Company has designated Broadridge, its independent transfer agent and registrar, to receive and tabulate stockholder votes. Your vote on any particular proposal will be kept confidential and will not be disclosed to the Company or any of its officers or employees except (i) where disclosure is required by applicable law, (ii) where disclosure of your vote is expressly requested by you or (iii) where the Company concludes in good faith that a bona fide dispute exists as to the authenticity of one or more proxies, ballots or votes, or as to the accuracy of any tabulation of such proxies, ballots or votes. However, aggregate vote totals will be disclosed to the Company from time to time and publicly announced at the Annual Meeting.

Where can I find the voting results?

The Company will announce preliminary voting results at the Annual Meeting and publish preliminary, or final results if available, in a Current Report on Form 8-K filed with the SEC within four business days of the Annual Meeting.

Who pays for proxy solicitation?

We will pay the cost of soliciting proxies for the Annual Meeting. We will reimburse brokers, fiduciaries, custodians and other nominees for their costs in forwarding proxy materials to beneficial owners of our shares of common stock. Other proxy solicitation expenses that we will pay include those for preparation, mailing, returning and tabulating the proxies.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

The Board of Directors is currently comprised of nine members; provided that one such seat is currently vacant. The Board of Directors is divided into three classes. Directors in each class serve for a term of three years or until their successors are duly elected and qualified or until their earlier death, resignation or removal. The term of directors of one class expires at each annual meeting of stockholders.

Pursuant to the Company’s amended and restated certificate of incorporation, until such time as Sun Capital and certain of its affiliates (collectively, the “Sun Entities”) cease to beneficially own at least 30% of the then outstanding shares of the Company’s common stock, Sun Cardinal, LLC (“Sun Cardinal”), an affiliate of Sun Capital, has the right to designate the majority of the Board of Directors, to fix the size of the Board and to designate the Chairman of the Board of Directors and the chairman of each committee of the Board of Directors. As of April 14, 2014, the Sun Entities held 55.7% of the outstanding shares of our common stock.

At the Annual Meeting, two directors will be elected to serve until our annual meeting of stockholders to be held in 2018 or until their successors are duly elected and qualified or until their earlier death, resignation or removal. The Board of Directors, upon the recommendation of the nominating and corporate governance committee of the Board of Directors (the “Nominating and Corporate Governance Committee”), has nominated Robert A. Bowman and Mark E. Brody to serve as its Class I directors. Mr. Bowman and Mr. Brody are currently serving as Class I directors.

A plurality of all of the votes cast at the Annual Meeting at which a quorum is present in person or by proxy is required for the election of directors.

If you are a stockholder of record and you vote by telephone or over the Internet or sign your proxy card but do not give instructions with respect to the voting of directors, your shares will be voted “FOR” the re-election of Mr. Bowman and Mr. Brody. If you are a street name stockholder and you do not give voting instructions to your broker or nominee, your broker will leave your shares unvoted on this matter.

We expect that Mr. Bowman and Mr. Brody will accept such nomination; however, in the event that a director nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by the Board of Directors or Sun Cardinal to fill such vacancy. Alternatively, the stockholders may vote for just the remaining nominee, leaving a vacancy that may be filled at a later date by the Board of Directors or Sun Cardinal. Alternatively, the Board of Directors or Sun Cardinal may reduce the size of the Board of Directors.

The Board of Directors recommends a vote FOR the election of each of the nominated directors.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

The names of the nominees for election as Class I directors at the Annual Meeting and of the incumbent Class II and Class III directors, and certain information about them, including their ages as of June 2, 2015, are included below:

Nominees	Class	Age	Position	Year Elected Director	Current Term Expires	Expiration of Term for which Nominated
Robert A. Bowman (1)	I	60	Director	2013	2015	2018
Mark E. Brody (2)(3)(4)	I	53	Lead Independent Director	2008	2015	2018
Continuing Directors
Jonathan H. Borell (3)	II	32	Director	2014	2016	—
M. Steven Liff (2)	II	44	Director	2014	2016	—
Eugenia Ulasewicz (1)(2)	II	61	Director	2014	2016	—
Jill Granoff	III	53	Chairman and Chief Executive Officer	2012	2017	—
Jerome Griffith (1)(3)	III	57	Director	2013	2017	—
Marc J. Leder	III	53	Director	2014	2017	—

(1)	Member of the audit committee of the Board of Directors (the “Audit Committee”).
(2)	Member of the compensation committee of the Board of Directors (the “Compensation Committee”).
(3)	Member of the Nominating and Corporate Governance Committee.
(4)	Lead independent director.

Nominees for Director

Robert A. Bowman. Mr. Bowman has served as a director since November 2013. Mr. Bowman currently serves as President of Business and Media of Major League Baseball and is the Chief Executive Officer of Major League Baseball Advanced Media (“MLB.com”), the Internet and interactive media unit of Major League Baseball. Prior to joining MLB.com in November 2000 as its first Chief Executive Officer, Mr. Bowman held several senior management positions at ITT Corporation, including President, Chief Operating Officer and Chief Financial Officer. Earlier in his career, Mr. Bowman served for eight years as Treasurer of the State of Michigan. Mr. Bowman is currently a director and chairman of the audit committee of Take-Two Interactive Software Inc. Mr. Bowman previously served as a director of Warnaco Group, Inc. from 2004 to 2013, director of Blockbuster, Inc. from 2003 to 2010 and director of World Wrestling Entertainment, Inc. from 2003 to 2008. Mr. Bowman brings to the Board of Directors experience as a public company director and extensive financial and digital experience in both the public and private sectors.

Mark E. Brody. Mr. Brody has served as a director since 2008. Mr. Brody has served as a Managing Director and Group Chief Financial Officer of Sun Capital since 2006. Prior to joining Sun Capital, Mr. Brody served from 2001 to 2006 as Chief Financial Officer for Flight Options, a leading provider of fractional jet services. Prior to Flight Options, he served as Chief Financial Officer or Vice President, Finance for manufacturing-related public companies, including Sudbury, Inc., Essef Corporation, Anthony & Sylvan Pools, and Waterlink, Inc. Mr. Brody also serves on the boards of several other Sun Capital affiliated portfolio companies, including Gordmans Stores, Inc. Previously, he served on the boards of directors of TPG Enterprises, Inc., Cello-Foil Products, Inc. and Exopack Holding Corp. Mr. Brody started his career as an auditor with Ernst & Young. Mr. Brody brings to the Board of Directors significant experience in finance, accounting and corporate strategy development.

Continuing Directors

Jonathan H. Borell. Mr. Borell was appointed to the Board of Directors in April 2014. Mr. Borell currently serves as a Principal of Sun Capital. He joined Sun Capital in 2006. Prior to joining Sun Capital, Mr. Borell served as an Investment Banking Analyst with Raymond James & Associates from 2004 to 2006 where he evaluated and executed equity, convertible debt, and merger and acquisition transactions in the consumer products and industrial growth industries. Mr. Borell currently serves on the board of directors of Restaurants Unlimited. Mr. Borell brings to the Board of Directors significant experience in finance and corporate strategy development.

Jill Granoff. Ms. Granoff has served as our Chief Executive Officer and a director since May 2012, and as Chairman of the Board of Directors since April 2014. Ms. Granoff also served as Chief Executive Officer of Kellwood Holding Corp. from May 2012 until November 2013, prior to our initial public offering and related restructuring transactions. Previously, Ms. Granoff served as Chief Executive Officer of Kenneth Cole Productions, Inc. from 2008 until 2011. Prior to that, Ms. Granoff served as Executive Vice President of Liz Claiborne Inc. where she had global responsibility for Juicy Couture, Lucky Brand Jeans, Kate Spade and the company’s e-commerce and outlet businesses. Prior to joining Liz Claiborne, Ms. Granoff was President and Chief Operating Officer of Victoria’s Secret Beauty, a division of Limited Brands, where she worked from 1999 to 2006. From 1990 to 1999, Ms. Granoff held various executive positions at The Estée Lauder Companies. Ms. Granoff is a member of the boards of directors of Demandware and the Fashion Institute of Technology Foundation. Ms. Granoff brings significant senior leadership, operating and industry experience to the Board of Directors. Ms. Granoff’s position as our Chairman and Chief Executive Officer also allows her to advise the Board of Directors on management’s perspective over a full range of issues affecting the Company.

Jerome Griffith. Mr. Griffith has served as a director since November 2013. Mr. Griffith has served as the Chief Executive Officer, President and a member of the board of directors of Tumi Holdings, Inc. since April 2009. From 2002 to February 2009, Mr. Griffith was employed at Esprit Holdings Limited, a global fashion brand, where he was promoted to Chief Operating Officer and appointed to the board of directors in 2004, then promoted to President of Esprit North and South America in 2006. From 1999 to 2002, Mr. Griffith worked as an Executive Vice President at Tommy Hilfiger. From 1998 to 1999, Mr. Griffith worked as the President of Retail at the J. Peterman Company, a catalog-based apparel and retail company. From 1989 through 1998, Mr. Griffith worked in various positions at Gap, Inc. Mr. Griffith is a member of the board of Parsons, The New School of Design. Mr. Griffith brings to the Board of Directors experience as a public company director, experience as a senior executive of a major global consumer products company and a proven track record of innovation and driving international growth and expansion.

Marc J. Leder. Mr. Leder was appointed to the Board of Directors in April 2014. Mr. Leder serves as a Co-Chief Executive Officer of Sun Capital and has been engaged in leveraged buyouts, investment banking, and business operations for more than 30 years. Mr. Leder is a member of the boards of directors of Sun Capital Advisors, Inc. and Coveris, S.A. Mr. Leder brings to the Board of Directors extensive leadership and financial experience.

M. Steven Liff. Mr. Liff was appointed to the Board of Directors in November 2014. He currently serves as Senior Managing Director at Sun Capital Partners and heads the North American transaction team overseeing offices in Boca Raton, Los Angeles, and New York. Prior to joining Sun Capital in March of 2000, he worked at NationsBank and Bank of America Commercial Finance, focusing on marketing, underwriting, and closing new leveraged transactions. Mr. Liff brings to the board relevant industry experience, having lead and managed many retail and apparel investments during his tenure at Sun Capital Partners.

Eugenia Ulasewicz. Ms. Ulasewicz has served as a director since April 2014. Prior to her retirement in March 2013, Ms. Ulasewicz was President of the Americas division of Burberry Group PLC (“Burberry”), responsible for the United States, Canada and Central and South America. Ms. Ulasewicz joined Burberry in

1998 and became a member of its executive committee in 2006. Previously, Ms. Ulasewicz held positions of increasing responsibility with Bloomingdales, Galeries Lafayette and Saks, Inc. She currently serves as a director of Signet Jewelers Limited and Bunzl plc. Ms. Ulasewicz brings to the Board of Directors experience as a public company director and extensive knowledge of luxury retail and global brand building.

Board Composition

The Board of Directors currently consists of nine members; provided that one such seat is currently vacant. Our amended and restated certificate of incorporation provides that the Board of Directors generally shall consist of such number of directors as determined from time to time by resolution adopted by a majority of the total number of directors then in office. Notwithstanding the foregoing, under our amended and restated certificate of incorporation, until such time as the Sun Entities cease to beneficially own 30% or more of the voting power of our then outstanding capital stock entitled to vote generally in the election of directors, Sun Cardinal will have the right to designate a majority of the Board of Directors, to fix the size of the Board of Directors and to designate the Chairman of the Board of Directors and the chairman of each committee of the Board of Directors; provided that, at such time as we are not a “controlled company” under the New York Stock Exchange (“NYSE”) corporate governance standards, a majority of the Board of Directors will be “independent directors,” as defined under the rules of NYSE, subject to the applicable phase-in requirements. See “—Controlled Company and Director Independence.” Until such time as the Sun Entities cease to beneficially own 30% or more of the voting power of the voting stock then outstanding, Sun Cardinal shall also have the ability to fill any vacancy on the Board of Directors, whether resulting from an increase to the board size, death, resignation or removal. Thereafter, only the Board of Directors shall be authorized to fill such vacancies. Additionally, even if the Sun Entities cease to beneficially own at least 30% of the voting power of the voting stock then outstanding, directors previously designated by Sun Cardinal shall have the right to serve the remainder of their respective terms, unless they are otherwise removed for cause in accordance with the terms of our amended and restated certificate of incorporation.

The Board of Directors is divided into three classes, with one class being elected at each year’s annual meeting of stockholders. Following the expiration of the initial term of a class of directors, each class of directors will serve a three-year term. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the total number of directors.

Controlled Company and Director Independence

Our common stock is listed on NYSE.

Affiliates of Sun Capital currently control a majority of the voting power of our outstanding common stock. As a result, we are a “controlled company” under the NYSE corporate governance standards. As a controlled company, exemptions under the standards free us from the obligation to comply with certain corporate governance requirements, including the requirements:

•	that a majority of the Board of Directors consists of “independent directors,” as defined under the NYSE rules;

•	that we have a nominating and corporate governance committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities;

•	that we have a compensation committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities; and

•	that we conduct annual performance evaluations of the Nominating and Corporate Governance Committee and the Compensation Committee.

These exemptions do not modify the independence requirements for the Audit Committee. The Audit Committee members must satisfy the independence criteria set forth in Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the listing standards of NYSE.

The Board of Directors has undertaken a review of the independence of each director. Based on information provided by each director concerning his or her background, employment and affiliations, the Board of Directors has determined that each of Mr. Bowman, Mr. Griffith and Ms. Ulasewicz is “independent” as that term is defined under Rule 10A-3 under the Exchange Act as well as the applicable listing standards of NYSE. In making these determinations, the Board of Directors considered the current and prior relationships that each such director has with the Company and all other facts and circumstances the Board of Directors deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each such director, and the transactions involving them that would be described in the section titled “Certain Relationships and Related Party Transactions,” if any.

Once we are no longer a “controlled company,” we must comply with the independent board committee requirements as they relate to the Compensation Committee and the Nominating and Corporate Governance Committee to be phased in as follows: (1) one independent committee member at the time we are no longer a “controlled company”; (2) a majority of independent committee members within 90 days of the time we are no longer a “controlled company”; and (3) all independent committee members within one year of the time we are no longer a “controlled company.” In addition, we will have 12 months from the date we cease to be a “controlled company” to have a majority of independent directors on the Board of Directors.

Board Leadership Structure

Ms. Granoff serves as both our Chief Executive Officer and the Chairman of the Board of Directors. Under our amended and restated certificate of incorporation, until such time as the Sun Entities cease to beneficially own 30% or more of the voting power of our then outstanding capital stock entitled to vote generally in the election of directors, Sun Cardinal, an affiliate of Sun Capital, has the right to designate the Chairman of the Board of Directors. Ms. Granoff was designated as the Chairman of the Board of Directors by Sun Cardinal in April 2014.

Mr. Brody is our lead independent director. His responsibilities include providing the Chief Executive Officer and Chairman with input on matters relating to board mechanics, corporate governance issues and agendas for meetings of the Board of Directors and committees thereof, as well as serving as a principal liaison between the non-management directors and the Chief Executive Officer and Chairman and making recommendations to the Board of Directors on behalf of non-management directors. He also presides over periodic meetings of our non-management directors and oversees the function of the Board of Directors and committees thereof.

As set forth in our corporate governance guidelines, the Board of Directors recognizes that depending on future circumstances, other leadership structures may become more appropriate for the Company. Accordingly, the Board of Directors will continue to periodically review its leadership structure.

Board Meetings and Committees

During the fiscal year ended January 31, 2015, the Board of Directors held six regular meetings and no special meeting. Each of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee held eight, six and five meetings, respectively. Each director attended at least 75% of the aggregate of (i) the total number of meetings of the Board of Directors held during the period for which he or she has been a director and (ii) the total number of meetings held by all committees of the Board of Directors on which he or she served during the periods that he or she served.

Pursuant to our corporate governance guidelines, our directors are expected to attend the annual meeting of stockholders and all or substantially all of the Board of Directors meetings and meetings of committees on which they serve, and to spend the time needed and meet as frequently as necessary to properly discharge their responsibilities.

The Board of Directors has established the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. The composition and responsibilities of each of the committees are described below. Members will serve on these committees until their resignation or otherwise determined by the Board of Directors.

Audit Committee

The Audit Committee is responsible for, among other matters: (1) appointing, compensating, retaining, evaluating, terminating and overseeing our independent registered public accounting firm; (2) discussing with our independent registered public accounting firm their independence from management; (3) reviewing with our independent registered public accounting firm the scope and results of their audit; (4) approving all audit and permissible non-audit services to be performed by our independent registered public accounting firm; (5) overseeing the financial reporting process and discussing with management and our independent registered public accounting firm the interim and annual financial statements that we file with the SEC; (6) reviewing and monitoring our accounting principles, accounting policies, financial and accounting controls and compliance with legal and regulatory requirements; (7) establishing procedures for the confidential anonymous submission of concerns regarding questionable accounting, internal controls or auditing matters; and (8) reviewing and approving related person transactions.

The Audit Committee currently consists of Mr. Bowman, Mr. Griffith and Ms. Ulasewicz. Mr. Bowman is currently the chairman of the Audit Committee. The Board of Directors has determined that all members of the Audit Committee qualify as independent directors according to the rules and regulations of the SEC with respect to audit committee membership. The Board of Directors has also determined that Mr. Bowman qualifies as an “audit committee financial expert,” as such term is defined in Item 401(h) of Regulation S-K under Securities Act of 1933, as amended (the “Securities Act”). The Board of Directors adopted a written charter for the Audit Committee, which is available on our corporate website at http://www.vince.com. Our website is not part of this Proxy Statement.

Compensation Committee

The Compensation Committee is responsible for, among other matters: (1) reviewing key corporate compensation goals, policies, plans and programs; (2) reviewing and approving the compensation of our directors, chief executive officer and other named executive officers; (3) reviewing and approving employment agreements and other similar arrangements between us and our named executive officers; and (4) administering stock plans and other incentive compensation plans (including the Vince Holding Corp. 2013 Omnibus Incentive Plan (the “Vince 2013 Incentive Plan”) and the 2013 Employee Stock Purchase Plan (“Vince ESPP”)). Pursuant to its charter, the Compensation Committee may also delegate any of its responsibilities to one or more subcommittees to the extent it deems appropriate and allowed by applicable law.

The Compensation Committee currently consists of Ms. Ulasewicz, Mr. Brody and Mr. Liff. Ms. Ulasewicz is currently the chairman of the Compensation Committee. The Board of Directors adopted a written charter for the Compensation Committee, which is available on our corporate website at http://www.vince.com. Our website is not part of this Proxy Statement.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is responsible for, among other matters: (1) identifying individuals qualified to become members of the Board of Directors, consistent with criteria approved by the Board of Directors; (2) overseeing the organization of the Board of Directors so that it can satisfy its duties and responsibilities properly and efficiently; (3) identifying best practices and recommending corporate governance principles; and (4) developing and recommending to the Board of Directors a set of corporate governance guidelines and principles applicable to us.

The Nominating and Corporate Governance Committee currently consists of Messrs. Griffith, Borell and Brody. Mr. Griffith is currently the chairman of the Nominating and Corporate Governance Committee. The Board of Directors adopted a written charter for the Nominating and Corporate Governance Committee, which is available on our corporate website at http://www.vince.com. Our website is not part of this Proxy Statement.

Compensation Committee Interlocks and Insider Participation

During the fiscal year ended January 31, 2015, none of our officers or employees served as a member of the Compensation Committee. None of our executive officers currently serves, or in the past has served, as a member of a compensation committee of any entity that has one or more executive officers serving on the Board of Directors or the Compensation Committee or as a director of any entity that has one or more executive officers serving on the Compensation Committee.

Other Committees

The Board of Directors may establish other committees as it deems necessary or appropriate from time to time.

Code of Business Conduct and Ethics and Corporate Governance Guidelines

We adopted a code of business conduct and ethics applicable to our principal executive, financial and accounting officers and all persons performing similar functions, as well as corporate governance guidelines. Copies of the code of business conduct and ethics as well as the corporate governance guidelines are available on our corporate website at http://www.vince.com. We expect that any amendments to the code or the guidelines, or any waivers of their respective requirements, will be disclosed on our website. Our website is not part of this Proxy Statement.

Risk Oversight

The Board of Directors oversees the risk management activities designed and implemented by our management. The Board of Directors executes its oversight responsibility for risk management both directly and through its committees. The Board of Directors also considers specific risk topics, including risks associated with our strategic plan, business operations and capital structure.

The Board of Directors has delegated to the Audit Committee oversight of our risk management process. The Audit Committee receives detailed regular reports from members of our senior management and other associates that include assessments and potential mitigation of the risks and exposures involved with their respective areas of responsibility. Our other board committees also consider and address risk as they perform their respective committee responsibilities. All committees report to the full Board of Directors as appropriate, including when a matter rises to the level of a material or enterprise level risk.

Considerations in Evaluating Director Nominees

The Board of Directors is responsible for nominating members for election to the Board of Directors and for filling vacancies on the Board of Directors that may occur between annual meetings of stockholders. The Nominating and Corporate Governance Committee is responsible for identifying, screening and recommending candidates to the Board of Directors for board membership. When formulating its Board of Directors membership recommendations, the Nominating and Corporate Governance Committee may also consider advice and recommendations from others, including stockholders, as it deems appropriate.

The Nominating and Corporate Governance Committee has not identified specific minimum qualifications that must be met for a person to be considered as a candidate for director; however, the Nominating and Corporate Governance Committee and the Board of Directors believe that the Board of Directors should be composed of individuals with knowledge and experience in many substantive areas that impact our business. The following areas are the most important to us: fashion and consumer goods; retail and wholesale; marketing and merchandising; sales and distribution; international business development; strategic planning and leadership of complex organizations; accounting, finance, and capital structure; legal/regulatory and government affairs; operations and supply chain management; talent management; and board practices of other major corporations. The Nominating and Corporate Governance Committee and the Board of Directors review these factors, and diversity, in considering candidates for directorship.

We believe that all of our current board members possess the professional and personal qualifications necessary for board service, and have highlighted in the individual biographies above the specific experience, attributes and skills that led to the conclusion that each board member should serve as a director.

Stockholder Recommendations for Nominations to the Board of Directors

The Nominating and Corporate Governance Committee will consider nominees recommended by stockholders. Pursuant to the Company’s amended and restated bylaws, stockholders who wish to nominate a candidate for election at our annual meeting of stockholders to be held in 2016 may do so by delivering a written notice, no earlier than the close of business on February 3, 2016 and no later than the close of business on March 4, 2016, to Vince Holding Corp., Attn: Secretary, 500 Fifth Avenue, 20th Floor, New York, NY 10110. Any stockholder of record or beneficial owner of common stock proposing such a nomination must (i) be a stockholder of record on the date of the giving of such notice and on the record date for the determination of stockholders entitled to notice of and to vote at our annual meeting of stockholders in 2016 and (ii) comply with the applicable notice procedures set forth in the Company’s amended and restated bylaws.

The Company’s amended and restated bylaws require that certain information must be included in the notice provided to the Company’s Secretary regarding the nomination and the stockholder giving the notice, the beneficial owner on whose behalf the notice is made, if any, and any affiliate or associate of the stockholder or the beneficial owner or by any immediate family of the stockholder sharing the same household (collectively, the “Nominating Person”). The information required to be set forth in such notice includes (i) the name and address of the Nominating Person as they appear on the Company’s books, (ii) information regarding the common stock owned, directly or indirectly, beneficially or of record by the Nominating Person, (iii) whether and the extent to which any derivative or other instrument, transaction, agreement or arrangement has been entered into by or on behalf of the Nominating Person with respect to the common stock and certain additional information relating to any such instrument, transaction, agreement or arrangement as described in the Company’s amended and restated bylaws, and (iv) any other information relating to the Nominating Person that would be required to be disclosed in a proxy statement or other filings made with the SEC in connection with the solicitation of proxies with respect to such business. The notice must also include a representation that the Nominating Person intends to appear in person or by proxy at our annual meeting of stockholders in 2016 to nominate the person named in the notice.

The Company’s amended and restated bylaws also require that the notice provide certain information regarding the candidate whom the Nominating Person proposes to nominate as a director, including (i) certain biographical information, such as name, age, business and residential address and principal occupation, (ii) a description of all agreements, arrangements or understandings (including any anticipated benefits to the Nominating Person as a result of the nomination) between or among the Nominating Person and the candidate and any other person in connection with the proposed nomination, (iii) the information that would be required to be provided if the candidate were a Nominating Person and (iv) any other information regarding the candidate, including the written consent of the candidate indicating that the candidate is willing to be named in the proxy statement as a nominee and serve as a director if elected, that would be required to be disclosed in a proxy statement or other filings made with the SEC in connection with the solicitation of proxies for director elections.

For a complete description of the procedures and disclosure requirements to be complied with by stockholders in connection with submitting director nominations, stockholders should refer to the Company’s amended and restated bylaws filed with the SEC as Exhibit 3.2 to the Company’s Current Report on Form 8-K on November 27, 2013.

The Nominating and Corporate Governance Committee will consider director candidates timely submitted by the Company’s stockholders in accordance with the notice provisions and procedures set forth in the Company’s amended and restated bylaws, and shall apply the same criteria to the evaluation of those candidates as the Committee applies to other director candidates.

No candidates for director nominations were submitted by any stockholder in connection with the Annual Meeting.

Communications with the Board of Directors

Interested parties wishing to communicate with the Board of Directors or with an individual member or members of the Board of Directors may do so by writing to the Board of Directors or to the particular member or members of the Board of Directors, and mailing the correspondence to Vince Holding Corp., Attn: General Counsel, 500 Fifth Avenue, 20th Floor, New York, NY 10110. Each communication should set forth (i) the name and address of the stockholder, as it appears on our books, and if the shares of our common stock are held by a nominee, the name and address of the beneficial owner of such shares, and (ii) the number of shares of our common stock that are owned of record by the record holder and beneficially by the beneficial owner.

Our General Counsel, in consultation with appropriate members of the Board of Directors and management, as necessary, will review all incoming communications and, if appropriate, all such communications will be forwarded to the appropriate member or members of the Board of Directors, or if none is specified, to the Chairman of the Board of Directors.

Director Compensation

All members of the Board of Directors that are not employed by us or by any of the Sun Entities are entitled to receive compensation for their services to the Board of Directors and related committees pursuant to the policy described below.

The annual cash fees paid to our non-employee directors and directors not employed by any of the Sun Entities is as follows:

Description	Amount
Annual Retainer (1)	$50,000
Retainer for Chair of Committee (1)	$15,000 for chairing the Audit Committee; $10,000 for chairing the Compensation Committee; and $5,000 for chairing the Nominating and Corporate Governance Committee

(1)	The applicable amount(s) are paid upon the election or appointment of the individual to the Board of Directors or to the applicable board committee chair position, with such amount calculated on a pro rata basis for the first year of service.

All directors are also entitled to be reimbursed for their reasonable out-of-pocket expenses incurred to attend meetings of the Board of Directors and related committees.

In addition, our non-employee directors and directors not employed by any of the Sun Entities are entitled to receive the following equity award:

Annual Restricted Stock Unit Grant. On an annual basis, each of our non-employee directors then in office (other than directors employed by any of the Sun Entities) will receive a grant of $75,000 worth of restricted stock units. These restricted stock units vest over a three-year period from the grant date and are settled in shares of our common stock. Each non-employee director elected or appointed to the Board of Directors receives a pro rata amount of the annual grant for the first year in which he or she serves on the Board of Directors based on the date such non-employee director is elected or appointed.

During fiscal 2014, Messrs. Bowman and Griffith and Ms. Ulasewicz were our only non-employee directors who were also not employed by any of the Sun Entities. The compensation earned during fiscal 2014 by Messrs. Bowman and Griffith and Ms. Ulasewicz for serving as a member of the Board of Directors and committees thereof is set forth in the following table:

Name	Fees Earned or Paid in Cash		Stock Awards		All Other Compensation	Total
Robert A. Bowman	$98,042	(1)	$75,000	(4)	$—	$173,042
Jerome Griffith	$80,417	(2)	$75,000	(4)	$—	$155,417
Eugenia Ulasewicz	$60,000	(3)	$75,000	(5)	$—	$135,000

(1)	Such amounts include (i) annual retainers of $50,000 and $15,000 paid to Mr. Bowman in March and April 2014 for his service as a member of the Board of Directors as well as the chairman of the Audit Committee, respectively, for the period started November 27, 2013 and ended November 27, 2014 and (ii) prorated annual retainers of $25,417 and $7,625 paid to Mr. Bowman in December 2014 for his service as a member of the Board of Directors as well as the chairman of the Audit Committee, respectively, for the period started November 28, 2014 and ending June 1, 2015.
(2)	Such amounts include (i) an annual retainer of $50,000 paid to Mr. Griffith in March 2014 for his service as a member of the Board of Directors for the period started November 27, 2013 and ended November 27, 2014; (ii) an annual retainer of $5,000 paid to Mr. Griffith in April 2014 for his service as the chairman of the Nominating and Corporate Governance Committee for the period started June 1, 2014 and ending June 1, 2015 and (iii) a prorated annual retainer of $25,417 paid to Mr. Griffith in December 2014 for his service as a member of the Board of Directors for the period started November 28, 2014 and ending June 1, 2015.
(3)	Such amounts include (i) an annual retainer of $50,000 paid to Ms. Ulasewicz in April 2014 for her service as a member of the Board of Directors for the period started April 16, 2014 and ended April 16, 2015 and (ii) an annual retainer of $10,000 paid to Ms. Ulasewicz in April 2014 for her service as the chairman of the Compensation Committee for the period started June 1, 2014 and ending June 1, 2015.
(4)	Represents the grant date fair value, calculated in accordance with FASB ASC Topic 718, of the 2,209 restricted stock units granted under the Vince 2013 Incentive Plan to each of Messrs. Bowman and Griffith on November 21, 2014. The restricted stock units shall vest over three (3) years, subject to the grantee’s continued service as a director as of each vesting date, and are subject to the terms and conditions of the Vince 2013 Incentive Plan and the related grant agreement.
(5)	Represents the grant date fair value, calculated in accordance with FASB ASC Topic 718, of the 2,966 restricted stock units granted under the Vince 2013 Incentive Plan to Ms. Ulasewicz on April 16, 2014. The restricted stock units shall vest over three (3) years, subject to the grantee’s continued service as a director as of each vesting date, and are subject to the terms and conditions of the Vince 2013 Incentive Plan and the related grant agreement.

Director and Officer Indemnification and Limitation of Liability

Our amended and restated bylaws provide that we indemnify our directors and officers to the fullest extent permitted by the Delaware General Corporation Law (the “DGCL”). In addition, our amended and restated

certificate of incorporation and the DGCL provide that our directors will not be liable for monetary damages for breach of fiduciary duty, except for liability (i) for any breach of the director’s duty of loyalty to us or our stockholders or (ii) for acts or omissions not in good faith or acts or omissions that involve intentional misconduct or a knowing violation of law.

In addition, we entered into indemnification agreements with each of our executive officers and directors on November 27, 2013 in connection with the consummation of our initial public offering. The indemnification agreements provide the executive officers and directors with contractual rights to indemnification, expense advancement and reimbursement, to the fullest extent permitted under the DGCL.

There is no pending litigation or proceeding naming any of our directors or officers to which indemnification is being sought, and we are not aware of any pending or threatened litigation that may result in claims for indemnification by any director or officer.

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed PricewaterhouseCoopers LLP, an independent registered public accounting firm, to audit our consolidated financial statements for our fiscal year ending January 30, 2016. During fiscal 2014, PricewaterhouseCoopers LLP served as our independent registered public accounting firm.

Notwithstanding the appointment of PricewaterhouseCoopers LLP and even if our stockholders ratify the appointment, the Audit Committee, in its discretion, may appoint another independent registered public accounting firm at any time if the Audit Committee believes that such a change would be in the best interests of the Company and its stockholders. At the Annual Meeting, our stockholders are being asked to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending January 30, 2016. The Audit Committee is submitting the appointment of PricewaterhouseCoopers LLP to our stockholders because we value our stockholders’ views on our independent registered public accounting firm and as a matter of good corporate governance.

Representatives of PricewaterhouseCoopers LLP will telephonically attend the Annual Meeting and will be available to respond to appropriate questions from our stockholders.

The ratification of the appointment of PricewaterhouseCoopers LLP requires the affirmative vote of a majority of the shares of our common stock present in person or by proxy at the Annual Meeting and entitled to vote thereon. Abstentions will have the effect of a vote AGAINST the proposal and broker non-votes will have no effect.

Audit and Related Fees

The following table presents fees for professional audit services and other services rendered to us by PricewaterhouseCoopers LLP for fiscal 2014 and fiscal 2013:

Type of Fees	Fiscal 2014	Fiscal 2013
Audit Fees (1)	$656,812	$1,552,270
Audit Related Fees (2)	—	394,830
Tax Fees (3)	145,661	358,229
All Other Fees	—	—

Total audit and related fees	$802,473	$2,305,329

(1)	These amounts represent fees and related expenses billed or expected to be billed by PwC for professional services rendered for the audits of the Company’s annual consolidated financial statements for fiscal 2014 and fiscal 2013 and the reviews of interim period financial statements included in the Company’s quarterly reports on Form 10-Q. Audit Fees for fiscal 2013 also include professional services rendered in connection with our Registration Statement on Form S-1 in connection with our initial public offering completed in November 2013. Audit Fees for fiscal 2014 also include professional services rendered in connection with our Registration Statement on Form S-1 in connection with a secondary offering of our common stock by certain of our stockholders completed in July 2014.
(2)	Audit-Related Fees represent fees and related expenses billed or expected to be billed by PricewaterhouseCoopers LLP for assurance and related services that are reasonably related to the performance of the audit of the Company’s consolidated financial statements and are not reported under “Audit Fees” above. Audit-Related Fees in fiscal 2013 were primarily related to due diligence services in connection with contemplated acquisitions and divestitures, and services in connection with our initial public offering and related restructuring transactions.
(3)	Tax Fees consist of fees and related expenses incurred for professional services rendered by PricewaterhouseCoopers LLP for tax compliance, tax advice and tax planning. These services include assistance regarding federal, state and local jurisdictions as well as services related to our initial public offering and related restructuring transactions.

Auditor Independence

The Audit Committee has considered whether the provision of the above-noted services is compatible with maintaining the auditor’s independence and has determined that the provision of such services has not adversely affected the auditor’s independence.

Policy and Audit Committee Pre-Approval of Audit and Permitted Non-Audit Services

The Audit Committee has established policies and procedures regarding the pre-approval of audit and other services that our independent auditor may perform for us, subject to the SEC rules which provide that certain non-audit services accounting for less than five percent of the total fees paid to the independent auditor be approved by the Audit Committee retroactively. In accordance with the charter of the Audit Committee, approval can be made by the chair of the Audit Committee (or any member of the Audit Committee if the chair is not available) in between committee meetings and is required to disclose the pre-approved services to the Audit Committee at the next scheduled meeting.

The Board of Directors recommends a vote FOR the ratification of the appointment of PricewaterhouseCoopers LLP.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee is a committee of the Board of Directors comprised solely of independent directors as required by the listing standards of NYSE and rules and regulations of SEC. The Audit Committee operates under a written charter approved by the Board of Directors, which is available on our website at http://www.vince.com. The composition of the Audit Committee, the attributes of its members and the responsibilities of the Audit Committee, as reflected in its charter, are intended to be in accordance with applicable requirements for corporate audit committees. The Audit Committee reviews and assesses the adequacy of its charter and the Audit Committee’s performance on an annual basis.

With respect to the Company’s financial reporting process, the management of the Company is responsible for (1) establishing and maintaining internal controls and (2) preparing the Company’s consolidated financial statements. Our independent registered public accounting firm, PricewaterhouseCoopers LLP, is responsible for auditing these financial statements. It is the responsibility of the Audit Committee to oversee these activities. It is not the responsibility of the Audit Committee to prepare our financial statements. These are the fundamental responsibilities of management. In the performance of its oversight function, the Audit Committee has:

•	reviewed and discussed the audited financial statements with management and PricewaterhouseCoopers LLP;

•	discussed with PricewaterhouseCoopers LLP the matters required to be discussed by the statement on Auditing Standards No. 16, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), and as adopted by the Public Company Accounting Oversight Board in Rule 3200T; and

•	received the written disclosures and the letter from PricewaterhouseCoopers LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and has discussed with PricewaterhouseCoopers LLP its independence.

Based on the Audit Committee’s review and discussions with management and PricewaterhouseCoopers LLP, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended January 31, 2015 for filing with SEC.

Respectfully submitted by the members of the Audit Committee of the Board of Directors:

Robert A. Bowman (Chair)

Jerome Griffith

Eugenia Ulasewicz

This report of the Audit Committee is required by SEC and, in accordance with SEC’s rules, will not be deemed to be part of, or incorporated by reference by any general statement incorporating by reference to, this Proxy Statement into any filing under the Securities Act, or under the Exchange Act, except to the extent that we specifically incorporate this information by reference, and will not otherwise be deemed “soliciting material” or “filed” under either the Securities Act or the Exchange Act.

EXECUTIVE OFFICERS

Below is a list of names, ages and a brief overview of the business experience of our executive officers as of June 2, 2015:

Name	Age	Position/Title
Jill Granoff	53	Chairman and Chief Executive Officer
Lisa Klinger	48	Chief Financial Officer and Treasurer
Karin Gregersen	45	President and Chief Creative Officer
Jay Dubiner	51	Senior Vice President, General Counsel and Secretary
Michele Sizemore	51	Senior Vice President, Operations
Melissa Wallace	57	Senior Vice President, Human Resources

Jill Granoff. See “Board of Directors and Corporate Governance—Continuing Directors—Jill Granoff” for Ms. Granoff’s biography.

Lisa Klinger. Ms. Klinger has served as our Chief Financial Officer and Treasurer since December 2012. Ms. Klinger also served as Chief Financial Officer and Treasurer of Kellwood Holding Corp. from December 2012 until November 2013, prior to our initial public offering and related restructuring transactions. Previously, Ms. Klinger served as Executive Vice President and Chief Financial Officer of The Fresh Market, Inc., a specialty retailer, from 2009 until 2012. Prior to that, Ms. Klinger served as interim Chief Financial Officer of Michael’s Stores during 2008 and Senior Vice President of Finance and Treasurer from 2005 to 2009. Ms. Klinger previously served as Assistant Treasurer at Limited Brands from 2000 to 2005.

Karin Gregersen. Ms. Gregersen has served as our President since May 2013 and as our President and Chief Creative Officer since October 2013. Previously, Ms. Gregersen worked at Chloé/Richemont for 14 years, where she last served as the Executive Vice President and Managing Director of Chloé/Richemont Americas from 2007 to 2013. Prior to this role, she served as the Sales and Marketing Director for Chloé/Richemont Europe/Middle East from 1999 to 2007. Ms. Gregersen previously served as the Europe Sales Manager for Givenchy from 1997 to 1999.

Jay Dubiner. Mr. Dubiner has served as our Senior Vice President, General Counsel and Secretary since September 2013. Previously, Mr. Dubiner served as the Executive Vice President, General Counsel and Corporate Secretary of The Warnaco Group, Inc. from 2008 to 2013. Prior to that, Mr. Dubiner served as Of Counsel for Paul, Hastings, Janofsky & Walker, LLP from 2006 until 2008. Previously, he held the position of Executive Vice President, Corporate Development & General Counsel for Martha Stewart Living Omnimedia, Inc. from 2004 until 2006. Prior to this, Mr. Dubiner provided legal and corporate development consulting services to clients primarily in the media industry. From 2000 to 2002, he served as Senior Vice President, Business Development & Strategic Planning for a division of The Universal Music Group. Mr. Dubiner was an associate in the corporate department of the New York law firm of Paul, Weiss, Rifkind, Wharton & Garrison from 1993 to 2000.

Michele Sizemore. Ms. Sizemore has served as our Senior Vice President, Operations since May 2013. Previously, Ms. Sizemore worked at Gap, Inc. for 20 years, where she last served as Senior Vice President of Global Sourcing for the Gap brand worldwide from 2011 to 2013. Prior to that, she served as Vice President of Global Sourcing for Banana Republic from 2009 to 2011.

Melissa Wallace. Ms. Wallace has served as our Senior Vice President, Human Resources since January 2015. Previously, Ms. Wallace served as Group Senior Vice President, Human Resources for Fast Retailing USA since 2012, where she supported Uniqlo USA Retail, Global Uniqlo e-commerce, Global Uniqlo Creative/Innovation Center, Theory, Helmut Lang, Comptoire des Cotonniers and JBrand. Prior to joining Fast Retailing, Ms. Wallace served as Senior Vice President, Talent for Under Armour from 2007 to 2012. Prior to this,

Ms. Wallace served as Vice President, Human Resources for Party City from 2002 to 2007. Previously, Ms. Wallace served as Vice President, Human Resources for Liz Claiborne from 1994 to 2001. From 1992 to 1994, Ms. Wallace served as Director of Human Resources for United Retail Group, supporting Sizes Unlimited and Avenue stores. Prior to joining United Retail Group, Ms. Wallace worked for Big M Inc. for ten years serving as Director of Human Resources, where she supported Mandee Shops and Annie Sez stores.

Family Relationships

There are no family relationships between any of our executive officers or directors.

EXECUTIVE COMPENSATION

The following section provides compensation information pursuant to the scaled disclosure rules applicable to “emerging growth companies” under the rules of the SEC and may contain statements regarding future individual and company performance targets and goals. These targets and goals are disclosed in the limited context of the Company’s executive compensation program and should not be understood to be statements of management’s expectations or estimates of results or other guidance. We specifically caution investors not to apply these statements to other contexts. Our Named Executive Officers (the “Named Executive Officers”) for fiscal 2014 and the positions they held with us during fiscal 2014 are set forth below:

Jill Granoff, Chairman and Chief Executive Officer

Lisa Klinger, Chief Financial Officer and Treasurer

Karin Gregersen, President and Chief Creative Officer

Overview

Our Compensation Committee is responsible for making compensation decisions for our executive officers and directors. In connection with our initial public offering, we assumed from Kellwood its obligations under the employment agreements with our executive officers to which Kellwood was a party. See “—Employment Agreements” for additional information. Additionally, in connection with the pricing of our initial public offering on November 21, 2013, we assumed Kellwood’s remaining obligations under its 2010 Stock Option Plan (the “2010 Option Plan”) with respect to prior grants (whether vested or unvested) made to our executive officers and made equity grants under the Vince 2013 Incentive Plan to certain of our executive officers and employees and to our non-employee directors. We continue to grant additional long-term equity incentives to our executives under the Vince 2013 Incentive Plan, as described below under “—Employee Stock Plans—Vince 2013 Incentive Plan.”

Our Compensation Committee reviews compensation elements and amounts for our Named Executive Officers on an annual basis and at the time of a promotion or other change in level of responsibilities, as well as when competitive circumstances or business needs may require. Accordingly, the compensation paid to our Named Executive Officers for fiscal 2014 may not necessarily be indicative of how we may compensate our Named Executive Officers in future years.

Executive Compensation Design Overview

Our executive compensation programs have historically been designed to provide competitive total compensation opportunities. They were designed to align pay with achievement of our annual and long-term financial and operational goals and recognize individual achievement. In setting pay levels, we reviewed published survey information and other available compensation data that was specific to companies of similar size or positioning in our industry. As currently structured, our executive compensation program is designed to:

•	provide aggregate compensation that reflects the market compensation for executives with similar responsibilities in similar companies with appropriate adjustments to reflect the experience, performance and other distinguishing characteristics of specific individuals;

•	be commensurate with our short-term and long-term financial performance;

•	be aligned with the value for stockholders; and

•	provide a competitive compensation opportunity that enables us to attract and retain key executive talent.

We believe that an important criterion for the determination of the aggregate value of our compensation program and the allocation of such value among the various elements of our compensation plans is market data on the amounts, allocations and structures utilized by similarly situated companies for positions of comparable responsibility.

Prior to our initial public offering, Aon Hewitt (“Aon”), the Compensation Committee’s compensation consultant, prepared a comprehensive analysis of our compensation packages for our executive officers (including our Named Executive Officers), to compare the specific elements of compensation and the aggregate value with a group of peer companies selected by Aon and assisted us in establishing the elements of our compensation program for fiscal 2013. We also collaborated with Aon, using the results of their benchmarking study, to develop the elements of our compensation program for fiscal 2014. Our current compensation program includes additional grants under the Vince 2013 Incentive Plan and may also include offerings pursuant to the Vince ESPP.

Risk Assessment and Compensation Practices

Our management assesses and discusses with the Board of Directors our compensation policies and practices for our employees as they relate to our overall risk management and, based upon this assessment, we believe that any risks arising from such policies and practices are not reasonably likely to have a material adverse effect on us.

Compensation of Named Executive Officers

Base Salaries. The Compensation Committee reviews the base salaries of our executive officers, including the Named Executive Officers, at least annually and make adjustments as it determines to be reasonable and necessary. The base salaries of the Named Executive Officers as of the end of fiscal 2014 were as follows:

Named Executive Officer	Base Salary
Jill Granoff, Chairman and Chief Executive Officer	$1,000,000
Lisa Klinger, Chief Financial Officer and Treasurer	$500,000
Karin Gregersen, President and Chief Creative Officer	$750,000

Cash Bonuses. With respect to services rendered during fiscal 2013, our Named Executive Officers received cash bonuses pursuant to the Performance Management and Incentive Compensation Program (the “2013 Bonus Plan”), which was adopted by the Board of Directors prior to our initial public offering. The 2013 Bonus Plan was designed to encourage a high level of performance in fiscal 2013 so that the achievement of targeted performance levels was rewarded with a target incentive payout, and performance above such levels was rewarded with higher-level payouts. Each Named Executive Officer was assigned a target annual award opportunity based on the achievement of EBITDA performance that was expressed as a percentage of such executive’s base salary, which was 100% for Ms. Granoff and 50% for Ms. Klinger and Ms. Gregersen.

With respect to services rendered during fiscal 2014, the Compensation Committee adopted a new annual cash bonus plan, our Short-Term Incentive Program (the “2014 Bonus Plan”). The 2014 Bonus Plan modified our performance metrics to include both a revenue and a profit component, instead of using EBITDA thresholds, to better measure our performance and align with the incentive plan design of many of our peer companies. The performance metric for the revenue component was net sales, and this metric had a weight of 25% for bonus determinations under the 2014 Bonus Plan. The remaining 75% of bonus determinations under the 2014 Bonus Plan were based on operating income. Each Named Executive Officer was assigned a target annual award of opportunity (the “Target”) that was expressed as a percentage of such executive’s base salary, which was 100% for Ms. Granoff and 60% for Ms. Klinger and Ms. Gregersen. The payout opportunity for the Named Executive Officers under the 2014 Bonus Plan was 50% of the Target for reaching certain threshold amounts, 100% of the Target for reaching certain target amounts and 200% of the Target for reaching certain maximum amounts, all set forth under the 2014 Bonus Plan. The Compensation Committee made bonus determinations with respect to the 2014 Bonus Plan on March 17, 2015. Payouts under the 2014 Bonus Plan were made in April 2015.

2010 Option Plan. Options granted under the 2010 Option Plan, as amended in connection with the initial public offering, (i) vest over a five year period at a rate of 20% per year measured from the grant date and

(ii) expire on the earlier of the tenth anniversary of the grant date or upon termination of employment for cause. On November 21, 2013 (immediately prior to the pricing of our initial public offering), Vince Holding Corp. assumed all of Kellwood’s remaining obligations under the 2010 Option Plan with respect to options previously granted thereunder to our executive officers. After giving effect to this assumption and the consummation of the initial public offering as well as the related restructuring transactions, the options previously granted to our Named Executive Officers under the 2010 Option Plan became options to acquire the following number of shares of Vince Holding Corp. common stock at the specified exercise prices: (i) 1,153,291 options at $5.75 per share (Ms. Granoff); (ii) 196,583 options at $5.75 per share (Ms. Klinger); and (iii) 170,372 options at $6.64 per share (Ms. Gregersen). As of the end of fiscal 2014, 461,316, 78,634 and 34,074 of such options were vested and remained unexercised by Ms. Granoff, Ms. Klinger and Ms. Gregersen, respectively. We will not grant any further awards under the 2010 Option Plan.

100% of any outstanding and unvested shares granted under the 2010 Option Plan will vest upon a “Sale of the Company.” Sale of the Company is defined as (i) any consolidation, merger or other transaction in which Vince Holding Corp. is not the surviving entity or which results in the acquisition of all or substantially all of Vince Holding Corp.’s outstanding shares of common stock by a single person or entity or by a group of persons or entities acting in concert; (ii) any sale or transfer of all or substantially all of our assets (excluding, however, for this purpose any real estate “sale-lease back” transaction); or (iii) the date that (A) more than fifty percent (50%) of the shares of voting stock of the surviving or acquiring entity is owned and/or controlled (by agreement or otherwise), directly or indirectly, by a single person or entity or by a group of persons or entities acting in concert other than Sun Capital or its affiliates; and (B) Sun Capital or its affiliates no longer control the Board of Directors; provided, however, that the term “sale” shall not include transactions either (x) with affiliates of Vince Holding Corp. or Sun Capital (as determined by the Board of Directors in its good faith sole discretion) or (y) pursuant to which more than fifty percent (50%) of the shares of voting stock of the surviving or acquiring entity is owned and/or controlled (by agreement or otherwise), directly or indirectly, by Sun Capital or its affiliates. The restructuring transactions consummated immediately prior to our initial public offering did not constitute a “Sale of the Company” and did not result in the vesting of options previously granted under the 2010 Option Plan to the Named Executive Officers.

Vince 2013 Incentive Plan. On November 21, 2013, we granted Ms. Klinger options to acquire 99,812 shares of our common stock, on an as converted basis, under the Vince 2013 Incentive Plan. The options have an exercise price equal to $20.00. Such options vest over four years, but at the rate of 33 1/3% on each anniversary of the grant date beginning on the second anniversary of the grant date, so long as Ms. Klinger remains continuously employed with us through each such vesting date. As of the end of fiscal 2014, none of these options had vested. Notwithstanding the foregoing, in the event that Ms. Klinger is involuntarily terminated by us within the twelve (12) month period following a change in control (as defined in the Vince 2013 Incentive Plan), any unvested options that are part of this grant and remaining outstanding will become fully vested. We did not make any grants to Ms. Granoff or Ms. Gregersen under the Vince 2013 Incentive Plan in fiscal 2013.

On November 21, 2014, each of Ms. Granoff, Ms. Klinger and Ms. Gregersen was granted options to acquire 136,855 shares, 34,214 shares and 64,151 shares of our common stock, respectively. These options have an exercise price equal to $33.95. The options vest over the course of four years at the rate of 25% each year on each anniversary of the grant date, beginning on the first anniversary of the grant date, so long as each respective Named Executive Officer remains continuously employed with us through each such vesting date. As of the end of fiscal 2014, none of these options had vested. Notwithstanding the foregoing, in the event that any of Ms. Granoff, Ms. Klinger or Ms. Gregersen is involuntarily terminated by us within the twelve (12) month period following a change in control (as defined in the Vince 2013 Incentive Plan), any unvested options that are part of her respective grant and remaining outstanding will become fully vested.

Summary Compensation Table

The following table provides information regarding the total compensation for services rendered during fiscal years 2014 and 2013 in all capacities that was earned by our Named Executive Officers.

Name and Principal Position	Year	Salary ($)		Bonus ($)		Option Awards ($) (1)	Non-Equity Incentive Plan Compensation ($) (2)		All Other Compensation ($) (3)	Total ($)
Jill Granoff
Chairman and Chief Executive Officer
	2014	$1,000,000		$—		$2,000,000	$1,132,172	(4)	$15,529	$4,147,701
	2013	$998,462		$—		$—	$7,089,172	(5)	$9,577	$8,097,211

Lisa Klinger
Chief Financial Officer and Treasurer
	2014	$500,000		$—		$500,000	$339,652	(4)	$29,731	$1,369,383
	2013	$460,577	(6)	$—		$879,923	$245,064	(7)	$7,599	$1,593,163

Karin Gregersen
President and Chief Creative Officer
	2014	$750,000		$—		$937,500	$509,478	(4)	$15,029	$2,212,007
	2013	$533,654	(8)	$225,438	(9)	$376,999	$349,562	(9)	$11,559	$1,497,212

(1)	Amounts in this column represent the aggregate grant date fair value of the options, computed in accordance with FASB ASC Topic 718. All assumptions made in the valuation are discussed in Note 9 of our audited consolidated financial statements included in the Annual Report accompanying this Proxy Statement. During fiscal 2013, Ms. Klinger received options to acquire 99,812 shares of our common stock under the 2013 Vince Incentive Plan with an exercise price of $20.00 per share. Neither Ms. Granoff nor Ms. Gregersen received any grants under the Vince 2013 Incentive Plan during fiscal 2013. During fiscal 2014, under the 2013 Vince Incentive Plan, (i) Ms. Granoff was granted options to acquire 136,855 shares of our common stock; (ii) Ms. Klinger was granted options to acquire 34,214 shares of our common stock; and (iii) Ms. Gregersen was granted options to acquire 64,151 shares of our common stock. All such options have an exercise price of $33.95 per share. During fiscal 2013, under the 2010 Option Plan, Ms. Gregersen received options to acquire 170,372 shares of the Company’s common stock with an exercise price of $6.64 per share. As we no longer grant equity awards under the 2010 Option Plan, none of our Named Executive Officers received grants pursuant to the 2010 Option Plan during fiscal 2014.
(2)	Amounts reflect the annual incentive cash bonus earned in the fiscal year shown but paid in the following fiscal year.
(3)	Amounts reflect the value of their clothing allowance, 401(k) contributions made by the company and executive life insurance (introduced in January 2015). Amounts for Ms. Klinger also include relocation benefits and tax gross-up of moving expenses.
(4)	Amount reflects payments made pursuant to the 2014 Bonus Plan.
(5)	Amount consists of: (i) the $6.0 million debt recovery bonus paid in connection with the consummation of the closing of our initial public offering and the related restructuring transactions—see “—Employment Agreements—Jill Granoff” for additional information; (ii) $234,688 paid pursuant to the 2013 Bonus Plan for services rendered in connection with the non-Vince businesses during fiscal 2013 prior to the separation of such businesses on November 27, 2013 (paid by Kellwood); and (iii) $854,485 paid pursuant to the 2013 Bonus Plan for services rendered in connection with the Vince business throughout fiscal 2013 (paid by us).
(6)	Amount reflects an increase to Ms. Klinger’s annual salary (from $450,000 to $500,000) effective November 2013 pursuant to the terms of her employment agreement.
(7)	Amount consists of: (i) $52,805 paid pursuant to the 2013 Bonus Plan for services rendered in connection with the non-Vince businesses during fiscal 2013 prior to the separation of such businesses on November 27, 2013 (paid by Kellwood); and (ii) $192,259 paid pursuant to the 2013 Bonus Plan for services rendered in connection with the Vince business throughout fiscal 2013 (paid by us).

(8)	Salary reflects base compensation from the hire date of May 13, 2013 through February 1, 2014.
(9)	Amount reflects a cash bonus payment of $25,438 paid after giving effect to the payment of $349,562 for the achievement of targeted objectives under the 2013 Bonus Plan. The aggregate of such amounts (or $375,000) represents the amount of Ms. Gregersen’s guaranteed bonus for fiscal 2013. Amount also includes a $200,000 signing bonus.

Employment Agreements

Jill Granoff, Chairman and Chief Executive Officer. Kellwood entered into an employment agreement with Ms. Granoff on May 4, 2012, which was amended on December 30, 2012 (effective February 1, 2013) and September 24, 2013. We assumed Kellwood’s obligations under the amended employment agreement on November 27, 2013, in connection with the consummation of our initial public offering. The amended employment agreement provides for a base salary of $1,000,000, which may be increased upon an annual review by the Board of Directors or the Compensation Committee. In addition to base salary, Ms. Granoff is eligible to participate in the Company’s annual incentive plan that provides her with the opportunity to earn a bonus targeted at 100% of her base salary. Pursuant to the amended employment agreement, Ms. Granoff was paid a debt recovery bonus of $6 million in fiscal 2013 prior to the payment of a restructuring fee to Sun Capital Partners Management V, LLC and the repurchase by Kellwood of its 7.625% 1997 Debentures in a tender offer in connection with our initial public offering and related restructuring transactions.

In the event Ms. Granoff’s employment is terminated without cause or Ms. Granoff terminates her employment for good reason, she would be eligible to receive (i) any unpaid base salary through her termination date, together with a pro-rated portion of the annual bonus for the year in which her termination occurs, (ii) reimbursement for any unreimbursed business expenses incurred through her termination date, (iii) any accrued and unused vacation time, (iv) all other payments, benefits or fringe benefits to which she is entitled under the terms of any applicable compensation arrangement or benefit, equity or fringe benefit plan or program or grant, (v) her base salary during a period ending on the 18-month anniversary of her termination date, less any salary she receives from other full-time employment after the 12-month anniversary of her termination, (vi) continued participation in our group health plan for 18 months or until she obtains other employment following the first anniversary of her termination and such employment offers comparable group health benefits for which she is eligible, (vii) the pro rata portion of shares subject to Ms. Granoff’s option grants which would have otherwise vested on the next scheduled vesting date had her employment continued until such time and (viii) any prior period bonus earned and not yet paid.

Ms. Granoff’s employment agreement also provides that, during the term of her employment and for a period of 12 months thereafter (the “restricted period”), she will not, directly or indirectly, own, manage, operate, control, be employed by (whether as an employee, consultant, independent contractor or otherwise, and whether or not for compensation) or render services to certain of our competitors or any of their successors or affiliates. Notwithstanding the foregoing, Ms. Granoff may be a passive owner of not more than 1% of the equity securities of a publicly traded corporation engaged in a business that is a competitor, so long as she has no active participation in the business of such company. In addition, during the restricted period, Ms. Granoff will not, directly or indirectly, individually or on behalf of another person, firm or corporation, solicit, aid or induce any individual or entity that is, or was during the 12-month period immediately prior to termination of Ms. Granoff’s employment for any reason, our customer to terminate or materially reduce its purchase of our goods or services or assist or aid any other persons or entity in doing so. Further, during the restricted period, Ms. Granoff will not, directly or indirectly, individually or on behalf of another person, firm or corporation, (i) solicit or induce any of our employees, representatives or agents to leave such employment or retention or to accept employment with or render services to or with any other person, firm corporation or other entity unaffiliated with us or hire or retain such employee, representative or agent or take any action to materially assist or aid another person, firm or corporation in identify, hiring or soliciting such employee, representative or agent, or (ii) interfere, or aid or induce any other person or entity in interfering with the relationship between us and any of our vendors, joint venture partners or licensors. Employees, representatives and agents are deemed covered while they are employed by the Company and for a period of six months after, unless we terminated their employment.

Lisa Klinger, Chief Financial Officer and Treasurer. Effective December 10, 2012, Ms. Klinger entered into an employment agreement with Kellwood. We assumed Kellwood’s obligations thereunder on November 27, 2013, in connection with the consummation of our initial public offering. The employment agreement provides for an annual base salary of $500,000, which was increased in November 2013 from $450,000 pursuant to the terms thereof. In addition to base salary, Ms. Klinger is eligible to participate in an annual incentive plan of the Company that provides her with the opportunity to earn a bonus targeted at 50% of her base salary.

In the event Ms. Klinger’s employment is terminated without cause, she would be eligible to receive (i) her base salary during a period ending on the earlier of the 12 month anniversary of her termination date and the date on which she secures replacement employment (the “salary continuation period”) and (ii) continued medical and dental coverage in accordance with the Company’s medical plans that are then in place until the end of the salary continuation period, or at the Company’s option, coverage under another medical and/or dental plan.

Karin Gregersen, President and Chief Creative Officer. Effective May 13, 2013, Ms. Gregersen entered into an employment agreement with Vince, LLC, a wholly owned subsidiary of the Company, at which time she received a $200,000 signing bonus. Pursuant to the terms of her employment agreement, Ms. Gregersen receives an annual base salary of $750,000. Under her employment agreement, Ms. Gregersen is eligible to participate in the Company’s annual incentive plan that provides her with the opportunity to earn a bonus targeted at 50% of her base salary. During fiscal 2013, Ms. Gregersen received a guaranteed cash bonus of $375,000 pursuant to the terms of the employment agreement.

In the event Ms. Gregersen’s employment is terminated without cause or Ms. Gregersen terminates her employment for good reason, she would be eligible to receive (i) any unpaid base salary through her termination date, (ii) any additional amounts and/or benefits payable to Ms. Gregersen under and in accordance with the provisions of any employee plan, program or arrangement under which Ms. Gregersen is covered immediately prior to termination, (iii)(a) any unpaid annual bonus for the fiscal year prior to the fiscal year in which the termination date occurs and (b) a pro-rata portion of the annual bonus for the fiscal year in which the termination date occurs, in both cases payable at the same time as such payments would have been made if Ms. Gregersen had remained employed through the date of payment, (iv) her base salary, at the rate being paid at the termination date, for the earlier of 12 months or until Ms. Gregersen secures other employment which pays her a base salary equal to or greater than her base salary at the termination date (the “severance period”); provided, however, that if Ms. Gregersen obtains other employment which pays her a base salary less than her base salary at the termination date, then the severance payments will immediately become subject to offset by the amount of base salary and guaranteed incentive compensation from such other employment, (v) continued medical and dental coverage in accordance with the company’s medical plans that are then in place until the end of the severance period, and (vi) subject to the terms and conditions of any grant agreements, Ms. Gregersen may retain any vested options.

Ms. Gregersen’s employment agreement also provides that, during the term of her employment and for a period of 12 months thereafter (the “restricted period”), she will not, directly or indirectly (i) design, develop, promote, sell, license, distribute or market anywhere in the world any contemporary apparel, accessories or related products (the “competitive products”) or (ii) own, manage, operate, be employed by, or participate in or have any interest in any other business engaged in the design, production, distribution or sale of competitive products. In addition, during the restricted period, Ms. Gregersen will not directly or indirectly (i) solicit or induce any employee, consultant, representative or agent of Vince or any of its affiliates to leave such employment to accept employment with or render services for any other person, firm or other entity unaffiliated with Vince, or take any action to materially assist or aid any other period in identifying, hiring or soliciting any such employee or (ii) interfere, or aid or induce any other person in interfering with the relationship between Vince or any of its affiliates and any of its respective customers, suppliers, vendors, distribution partners, licensors, licensees or any other business relation of Vince or its affiliates.

Outstanding Equity Awards at Fiscal 2014 Year-End

The following table sets forth information regarding outstanding equity awards of Vince Holding Corp. held by our Named Executive Officers at the end of fiscal 2014:

	Options Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable (1)	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date
Jill Granoff	May 4, 2012(2)	461,316	691,975	$5.75	May 4, 2022
	November 21, 2014(3)	—	136,855	$33.95	November 21, 2024
Lisa Klinger	December 10, 2012(2)	78,634	117,949	$5.75	December 10, 2022
	November 21, 2013(4)	—	99,812	$20.00	November 21, 2023
	November 21, 2014(3)	—	34,214	$33.95	November 21, 2024
Karin Gregersen	June 10, 2013(2)	34,074	136,298	$6.64	June 10, 2023
	November 21, 2014(3)	—	64,151	$33.95	November 21, 2024

(1)	Any shares of our common stock that any Named Executive Officer receives upon exercise of these options will be subject to certain minimum holding requirements.
(2)	Represents stock options previously granted to Ms. Granoff, Ms. Klinger and Ms. Gregersen under the 2010 Option Plan. The options granted to Ms. Granoff and Ms. Klinger vest 20% each year starting on the first anniversary of the grant date so long as they remain continuously employed with the Company through each such vesting date. The options granted to Ms. Gregersen vest 20% each year which starting on May 13, 2014 so long as she remains continuously employed with the Company through each such vesting date. Notwithstanding the foregoing, unvested options will automatically vest upon the consummation of certain sale and change of control transactions (which did not include our initial public offering). As discussed above under “—Compensation of Named Executive Officers—Kellwood Equity Incentives,” these options represent options issued to Ms. Granoff, Ms. Klinger and Ms. Gregersen prior to our initial public offering, which upon the completion of our initial public offering became options to acquire 1,153,291, 196,583 and 170,372 shares, respectively, of our common stock, with an adjusted exercise price equal to $5.75 per share (for Ms. Granoff and Ms. Klinger) or $6.64 per share (for Ms. Gregersen).
(3)	Represents stock options granted to Ms. Granoff, Ms. Klinger and Ms. Gregersen under the 2013 Vince Incentive Plan. All such options have an exercise price of $33.95. The options vest over the course of four years at the rate of 25% each year on each anniversary of the grant date, beginning on the first anniversary of the grant date, so long as each respective Named Executive Officer remains continuously employed with us through each such vesting date. Notwithstanding the foregoing, in the event that Ms. Granoff, Ms. Klinger or Ms. Gregersen is involuntarily terminated within the twelve (12) months period following a change in control, any unvested options that are part of this grant and remaining outstanding will become fully vested.
(4)	Represents stock options granted to Ms. Klinger under the 2013 Vince Incentive Plan in connection with the pricing of our initial public offering. All such options have an exercise price of $20.00 per share, the public offering price in our initial public offering. Such options vest over four years, at the rate of 33 1/3% on each anniversary of the grant date beginning on the second anniversary of the grant date, so long as Ms. Klinger remains continuously employed with the Company through each such vesting date. Notwithstanding the foregoing, in the event that Ms. Klinger is involuntarily terminated within the twelve (12) months period following a change in control, any unvested options that are part of this grant and remaining outstanding will become fully vested.

Section 401(k) Plan

During fiscal 2014, we provided the defined contribution Kellwood Retirement Savings Plan, a 401(k) Plan, as well as various group health and welfare programs that were generally available to all of our employees, including the Named Executive Officers.

Under the plan, eligible employees electing to participate may contribute up to 100% of their pretax income, subject to IRS rules limiting an individual’s total contributions and the application of IRS tests designed to ensure that the plan does not discriminate in favor of highly compensated employees. We match 50% up to the first 3% of the employee’s deferral.

We made contributions of $3,900 to the 401(k) account of each of Ms. Granoff, Ms. Klinger and Ms. Gregersen in fiscal 2014.

Severance Benefits

Upon certain types of terminations of employment, severance benefits may be payable to our Named Executive Officers. Severance benefits payable to the Named Executive Officers are addressed in their employment agreements. See “—Employment Agreements.”

Compensation Committee Report

The Compensation Committee has reviewed and discussed the section titled “Executive Compensation” with management. Based on such review and discussion, the Compensation Committee has recommended to the Board of Directors that the section titled “Executive Compensation” be included in this proxy statement.

Respectfully submitted by the members of the Compensation Committee of the Board of Directors:

Eugenia Ulasewicz (chair)

Mark Brody

M. Steven Liff

This report of the Compensation Committee is required by the SEC and, in accordance with the SEC’s rules, will not be deemed to be part of, or incorporated by reference by any general statement incorporating by reference to, this proxy statement into any filing under the Securities Act or under the Exchange Act, except to the extent that we specifically incorporate this information by reference, and will not otherwise be deemed “soliciting material” or “filed” under either the Securities Act or the Exchange Act.

Securities Authorized for Issuance Under Equity Compensation Plans

Our common stock began trading on NYSE on November 22, 2013. The Board of Directors and the Pre-IPO Stockholders, as defined below, as our sole stockholders, adopted the Vince 2013 Incentive Plan and the Vince ESPP on November 21, 2013 in anticipation of the consummation of our initial public offering. At the same time, they approved the assumption by Vince Holding Corp. of Kellwood Company’s remaining obligations under the 2010 Option Plan, including with respect to issued and outstanding options thereunder (after giving effect to the initial public offering and the related restructuring transactions). During fiscal 2014, the Board of Directors also approved the issuances of several new equity grants under the 2013 Vince Incentive Plan to certain of our executive officers, employees and non-employee directors.

Plan Category	Number of securities to be issued upon the exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)		(b)		(c)
Equity compensation plans approved by security holders	2,738,553	(1)	$13.18	(2)	3,514,959	(3)
Equity compensation plans not approved by security holders	—		—		—

Total	2,738,553		$13.18		3,514,959

(1)	Consists of (i) 869,107 issued and outstanding options under the 2013 Vince Incentive Plan; (ii) 1,857,062 issued and outstanding options under the 2010 Option Plan; and (iii) 12,384 issued and outstanding restricted stock units under the 2013 Vince Incentive Plan.
(2)	Applicable only to outstanding stock options as the outstanding restricted stock units do not have an exercise price.
(3)	Includes 2,514,959 shares issuable under the 2013 Vince Incentive Plan and 1,000,000 shares issuable under the Vince ESPP.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table contains information about the beneficial ownership of our common stock as of April 14, 2015:

•	each person, or group of persons, who beneficially owns more than 5% of our capital stock;

•	each of our Named Executive Officers;

•	each of our directors; and

•	all directors and Named Executive Officers as a group.

For further information regarding material transactions between us and certain of our stockholders, see “Certain Relationships and Related Party Transactions” of this Proxy Statement.

Beneficial ownership and percentage ownership are determined in accordance with the rules and regulations of the SEC and include voting or investment power with respect to shares of our common stock. This information does not necessarily indicate beneficial ownership for any other purpose. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to restrictions, options or warrants held by that person that are currently exercisable or exercisable within 60 days of April 14, 2015 are deemed outstanding. Such shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Except as indicated in the footnotes to the following table or pursuant to applicable community property laws, each stockholder named in the table has sole voting and investment power with respect to the shares set forth opposite such stockholder’s name.

Our calculation of the percentage of beneficial ownership is based on 36,753,487 shares of our common stock outstanding on April 14, 2015.

Unless otherwise indicated in the footnotes, the address of each of the individuals named below is: c/o Vince Holding Corp., 500 Fifth Avenue, 20th Floor, New York, NY 10110.

Name of Beneficial Owner	Shares Beneficially Owned (Number)	Percentage of Shares Beneficially Owned (%)
5% Stockholder:
Sun Capital (1)	20,480,729	55.7%
Wellington Management Group LLP (2)	3,432,212	9.3
Adage Capital Partners, L.P. (3)	2,064,958	5.6
Eagle Asset Management, Inc. (4)	1,995,781	5.4
Named Executive Officers & Directors:
Jill Granoff (5)	691,974	1.8
Lisa Klinger (5)	78,634	*
Karin Gregersen (5)	68,148	*
Mark E. Brody (6)	—	—
Jonathan Borell (6)	—	—
Robert A. Bowman (7)	1,250	*
Jerome Griffith (7)	1,250	*
Marc J. Leder (1)(6)	20,480,729	55.7
M. Steven Liff (6)	—	—
Eugenia Ulasewicz (7)	989	*
All Executive Officers and Directors as a Group (13 Persons):	21,354,426	56.8%

(1)

Includes 15,037,793 shares held of record by Sun Cardinal, 5,012,616 shares held of record by SCSF Cardinal, LLC (“SCSF Cardinal”) and 430,320 shares held of record by SK Financial Services, LLC (“SK Financial Services”). Sun Cardinal is a wholly owned subsidiary of Sun Capital Partners V, L.P. (“SCP V”).

SCSF Cardinal is jointly owned by Sun Capital Securities Offshore Fund, Ltd. (“SCSF Offshore”) and Sun Capital Securities Fund, L.P. (“SCSF LP”). SK Financial Services is jointly owned by SCSF Offshore, SCP V and SCSF LP. Indirectly through their respective revocable trusts, Messrs. Marc J. Leder and Rodger Krouse each control 50% of the shares in Sun Capital Partners V, Ltd. (“Sun Partners V Ltd”), which in turn is the general partner of Sun Capital Advisors V, L.P. (“Sun Advisors V”), which in turn is the general partner of SCP V. As a result, Messrs. Leder and Krouse (and/or their respective revocable trusts), Sun Partners V Ltd, Sun Advisors V and SCP V may be deemed to have indirect beneficial ownership of the securities owned directly by Sun Cardinal. Each of Messrs. Leder and Krouse also controls, indirectly through their respective revocable trusts, 50% of the membership interests in Sun Capital Securities, LLC (“SCSF LLC”), which in turn is the general partner of Sun Capital Securities Advisors, LP (“SCSF Advisors”), which in turn is the general partner of SCSF LP. As a result, Messrs. Leder and Krouse (and their respective revocable trusts), SCSF LLC, SCSF Advisors, SCSF LP and SCSF Offshore may be deemed to have indirect beneficial ownership of the securities directly owned by SCSF Cardinal. Further, each of Messrs. Leder and Krouse (and their respective revocable trusts), SCP V, Sun Partners V Ltd, Sun Advisors V, SCSF LLC, SCSF Advisors, SCSF LP and SCSF Offshore may be deemed to have indirect beneficial ownership of the securities directly owned by SK Financial Services. Each of Messrs. Leder and Krouse (and their respective revocable trusts), Sun Partners V Ltd, Sun Advisors V, SCP V, SCSF LLC, SCSF Advisors, SCSF LP and SCSF Offshore expressly disclaims beneficial ownership of any securities in which they do not have a pecuniary interest.

The business address for Messrs. Leder and Krouse, Sun Partners V Ltd, Sun Advisors V, Sun Partners V LP, SCP V, SCSF LLC, SCSF Advisors, SCSF LP and SCSF Offshore is c/o Sun Capital Partners, Inc., 5200 Town Center Circle, Suite 600, Boca Raton, FL 33486.

(2)	Based on information reported on Schedule13G filed with the SEC by Wellington Management Group LLP (formerly known as Wellington Management Company, LLP) on February 2, 2015. The shares of our common stock are directly held by clients of one or more investment advisers directly or indirectly owned by Wellington Management Group LLP, which was an investment adviser to these clients as of December 31, 2014. Those clients have the right to receive, or the power to direct the receipt of, dividends from, or the proceeds from the sale of, the shares. No such client is known to have such right or power with respect to more than 5% of the outstanding shares of our common stock. The address of Wellington Management Group LLP is 280 Congress Street, Boston, MA 02210.
(3)	Based on information reported on Schedule 13G/A filed with the SEC by Adage Capital Partners GP L.L.C. on February 17, 2015. The shares are directly held by Adage Capital Partners, L.P. and may be deemed to be beneficially owned by Adage Capital Partners GP, L.L.C., Adage Capital Advisors, L.L.C., Robert Atchinson and Philip Gross. The address of this holder is 200 Clarendon Street, 52nd Floor, Boston, MA 02116.
(4)	Based on information reported on Schedule 13G filed with the SEC by Eagle Asset Management, Inc. on January 16, 2015. The address of this holder is 880 Carillon Parkway, St. Petersburg, FL 33716.
(5)	Represents options to acquire shares of our common stock that have vested or will vest within 60 days of April 14, 2015. These options include options granted under the 2010 Option Plan as well as under the 2013 Vince Incentive Plan.
(6)	The address for each of Messrs. Brody, Borell, Leder and Liff is c/o Sun Capital Partners, Inc., 5200 Town Center Circle, Suite 600, Boca Raton, FL 33486.
(7)	Represents restricted stock units that have vested or will vest within 60 days of April 14, 2015.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Shared Services Agreement

On November 27, 2013, Vince, LLC, a wholly owned subsidiary of the Company, entered into a Shared Services Agreement (the “Shared Services Agreement”) with Kellwood Company, LLC pursuant to which Kellwood provides support services in various operational areas including, among other things, e-commerce operations, distribution, logistics, information technology, accounts payable, credit and collections and payroll and benefits.

The Shared Services Agreement may be modified or supplemented to include new services under terms and conditions to be mutually agreed upon in good faith by the parties. The fees for all services received by Vince, LLC from Kellwood, including any new services mutually agreed upon by the parties, will be at cost. Such costs shall be the full amount of any and all actual and direct out-of-pocket expenses (including base salary and wages but without providing for any margin of profit or allocation of depreciation or amortization expense) incurred by the service provider or its affiliates in connection with the provision of the services.

We may terminate any or all of the services at any time for any reason (with or without cause) upon giving Kellwood the required advance notice for termination for that particular service. Additionally, the provision of services for tax and compensation and benefits, which require a term as a matter of law and are based on a third-party agreement with a set term, shall terminate automatically upon the related date specified on the schedules to the Shared Services Agreement. If no specific notice requirement has been provided, 90 days prior written notice shall be required to be given. Upon the termination of certain services, Kellwood may no longer be in a position to provide certain other related services. Kellwood must notify us within 10 days following our request to terminate any services if they will no longer be able to provide other related services. Assuming we proceed with our request to terminate the original services, such related services shall also be terminated in connection with such termination.

We are invoiced by Kellwood monthly for these amounts and generally required to pay within 15 business days of receiving such invoice. The payments will be trued-up and can be disputed once each fiscal quarter. During fiscal 2014, we paid $11.4 million to Kellwood under the Shared Services Agreement. Such amount was paid within 15 business days in accordance with the terms set forth in the Shares Services Agreement. In addition, as of January 31, 2015, we recorded $0.8 million in accrued expenses to recognize amount payable to Kellwood under the Shared Services Agreement.

Tax Receivable Agreement

The Company entered into a Tax Receivable Agreement (the “Tax Receivable Agreement”) with certain stockholders of the Company prior to the initial public offering (the “Pre-IPO Stockholders”) on November 27, 2013. We and our former subsidiaries have generated certain tax benefits (including NOLs and tax credits) prior to the restructuring transactions relating to our initial public offering and will generate certain section 197 intangible deductions (the “Pre-IPO Tax Benefits”) which have and may in the future reduce the actual liability for taxes that we might otherwise be required to pay. The Tax Receivable Agreement provides for payments to the Pre-IPO Stockholders in an amount equal to 85% of the aggregate reduction in taxes payable realized by us and our subsidiaries from the utilization of the Pre-IPO Tax Benefits (the “Net Tax Benefit”).

For purposes of the Tax Receivable Agreement, the Net Tax Benefit equals (i) with respect to a taxable year, the excess, if any, of (A) our liability for taxes using the same methods, elections, conventions and similar practices used on the relevant company return assuming there were no Pre-IPO Tax Benefits over (B) our actual liability for taxes for such taxable year (the “Realized Tax Benefit”), plus (ii) for each prior taxable year, the excess, if any, of the Realized Tax Benefit reflected on an amended schedule applicable to such prior taxable year over the Realized Tax Benefit reflected on the original tax benefit schedule for such prior taxable year, minus (iii) for each prior taxable year, the excess, if any, of the Realized Tax Benefit reflected on the original tax benefit schedule for such prior taxable year over the Realized Tax Benefit reflected on the amended schedule for such prior taxable year; provided, however, that to extent any of the adjustments described in clauses (ii) and (iii) were reflected in the calculation of the tax benefit payment for any subsequent taxable year, such adjustments shall not be taken into account in determining the Net Tax Benefit for any subsequent taxable year.

While the Tax Receivable Agreement is designed with the objective of causing our annual cash costs attributable to federal, state and local income taxes (without regard to our continuing 15% interest in the Pre-IPO Tax Benefits) to be the same as that which we would have paid had we not had the Pre-IPO Tax Benefits available to offset our federal, state and local taxable income, there are circumstances in which this may not be the case. In particular, the Tax Receivable Agreement provides that any payments by us thereunder shall not be refundable. In that regard, the payment obligations under the Tax Receivable Agreement differ from a payment of a federal income tax liability in that a tax refund would not be available to us under the Tax Receivable Agreement even if we were to incur a net operating loss for federal income tax purposes in a future tax year. Similarly, the Pre-IPO Stockholders will not reimburse us for any payments previously made if any tax benefits relating to such payments are subsequently disallowed, although the amount of any such tax benefits subsequently disallowed will reduce future payments (if any) otherwise owed to such Pre-IPO Stockholders. In addition, depending on the amount and timing of our future earnings (if any) and on other factors including the effect of any limitations imposed on our ability to use the Pre-IPO Tax Benefits, it is possible that all payments required under the Tax Receivable Agreement could become due within a relatively short period of time.

If we had not entered into the Tax Receivable Agreement, we would be entitled to realize the full economic benefit of the Pre-IPO Tax Benefits to the extent allowed by federal, state and local law. The Tax Receivable Agreement is designed with the objective of causing our annual cash costs attributable to federal, state and local income taxes (without regard to our continuing 15% interest in the Pre-IPO Tax Benefits) to be the same as we would have paid had we not had the Pre-IPO Tax Benefits available to offset our federal, state and local taxable income. As a result, stockholders who purchased shares in our initial public offering are not entitled to the economic benefit of the Pre-IPO Tax Benefits that would have been available if the Tax Receivable Agreement were not in effect, except to the extent of our continuing 15% interest in the Pre-IPO Benefits.

Additionally, the payments we make to the Pre-IPO Stockholders under the Tax Receivable Agreement are not expected to give rise to any incidental tax benefits to us, such as deductions or an adjustment to the basis of our assets.

An affiliate of Sun Capital may elect to terminate the Tax Receivable Agreement upon the occurrence of a Change of Control (as defined below). In connection with any such termination, we are obligated to pay the present value (calculated at a rate per annum equal to LIBOR plus 200 basis points as of such date) of all remaining Net Tax Benefit payments that would be required to be paid to the Pre-IPO Stockholders from such termination date, applying the valuation assumptions set forth in the Tax Receivable Agreement (the “Early Termination Period”). “Change of control,” as defined in the Tax Receivable Agreement shall mean an event or series of events by which (i) Vince Holding Corp. shall cease directly or indirectly to own 100% of the capital stock of Vince, LLC; (ii) any “person” or “group” (as such terms are used in Section 13(d) and 14(d) of the Exchange Act), other than one or more permitted investors, shall be the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) of capital stock having more, directly or indirectly, than 35% of the total voting power of all outstanding capital stock of Vince Holding Corp. in the election of directors, unless at such time the permitted investors are direct or indirect “beneficial owners” (as so defined) of capital stock of Vince Holding Corp. having a greater percentage of the total voting power of all outstanding capital stock of Vince Holding Corp. in the election of directors than that owned by each other “person” or “group” described above; (iii) for any reason whatsoever, a majority of the board of directors of Vince Holding Corp. shall not be continuing directors; or (iv) a “Change of Control” (or comparable term) shall occur under (x) any term loan or revolving credit facility of Vince Holding Corp. or its subsidiaries or (y) any unsecured, senior, senior subordinated or subordinated Indebtedness of Vince Holding Corp. or its subsidiaries, if, in each case, the outstanding principal amount thereof is in excess of $15,000,000. We may also terminate the Tax Receivable

Agreement by paying the Early Termination Payment to the Pre-IPO Stockholders. Additionally, the Tax Receivable Agreement provides that in the event that we breach any material obligations under the Tax Receivable Agreement by operation of law as a result of the rejection of the Tax Receivable Agreement in a case commenced under the Bankruptcy Code, then the Early Termination Payment plus other outstanding amounts under the Tax Receivable Agreement shall become due and payable.

The Tax Receivable Agreement will terminate upon the earlier of (i) the date all such tax benefits have been utilized or expired, (ii) the last day of the tax year including the tenth anniversary of the restructuring transactions relating to our initial public offering and (iii) the mutual agreement of the parties thereto, unless earlier terminated in accordance with the terms thereof.

As of January 31, 2015, our obligation under the Tax Receivable Agreement was $169 million, which had a remaining term of nine years.

Registration Agreement

The Company entered into a registration agreement with Sun Cardinal and SCSF Cardinal and certain other investors in connection with the February 2008 acquisition of Kellwood Company by affiliates of Sun Capital. Pursuant to the terms of this agreement, holders of at least a majority of “Sun Registrable Securities” (which include (i) shares of our common stock originally issued to Sun Capital and its affiliates; (ii) all shares of common stock or other securities of the Company issuable upon the conversion, exercise or exchange of our common stock in connection with certain reorganization transactions; and (iii) any other shares of common stock or other securities of the Company held by persons holding the securities described in clauses (i) and (ii)) are entitled to request that we register its shares on a registration statement on one or more occasions in the future. Sun Capital and its affiliates and the other investors party to the registration agreement are also eligible to participate in certain registered offerings by the Company, subject to the restrictions in the registration rights agreement. We are obligated, within 30 days of receiving a request for registration, to file with the SEC a registration statement with respect to such registrable securities. In addition, we are obligated to use our best efforts to make short-form registrations on Form S-3 available for the sale of registrable securities. We will pay the expenses of the investors party to the registration agreement in connection with their exercise of the rights described in this paragraph, other than underwriting commissions or selling commissions attributable to the registrable securities sold by the holders thereof, as well reimburse the holders of registrable securities included in any registration for the reasonable fees and disbursements of one counsel chosen by the holders of a majority of the registrable securities included in such registration. Our obligation to bear all registration expenses is absolute and does not depend on whether any contemplated offering is completed or whether any registration statement is declared effective.

Employment Agreements

See “Employment Agreements” under “Executive Compensation” in this Proxy Statement for a description of our employment agreements with our Named Executive Officers.

Sun Capital Consulting Agreement

On November 27, 2013, in connection with our initial public offering, we entered into an agreement with Sun Capital Management to (i) reimburse Sun Capital Management or any of its affiliates providing consulting services under the agreement for out-of-pocket expenses incurred in providing consulting services to us and (ii) provide Sun Capital Management with customary indemnification for any such services.

The agreement is scheduled to terminate on the tenth anniversary of our initial public offering (i.e. November 27, 2023). Under the consulting agreement, we have no obligation to pay Sun Capital Management or any of its affiliates any consulting fees other than those which are approved by a majority of our directors that are not affiliated with Sun Capital. To the extent such fees are approved in the future, we will be obligated to pay such fees in addition to reimbursing Sun Capital Management or any of its affiliates that provide us services under the consulting agreement for all reasonable out-of-pocket fees and expenses incurred by such party in connection with the provision of consulting services under the consulting agreement and any related matters. Reimbursement of such expenses shall not be conditioned upon the approval of a majority of our directors that are not affiliated with Sun Capital Management, and shall be payable in addition to any fees that such directors may approve.

Neither Sun Capital Management nor any of its affiliates are liable to us or our affiliates, securityholders or creditors for (1) any liabilities arising out of, related to, caused by, based upon or in connection with the performance of services under the consulting agreement, unless such liability is proven to have resulted directly and primarily from the willful misconduct or gross negligence of such person or (2) pursuing any outside activities or opportunities that may conflict with our best interests, which outside activities we consent to and approve under the consulting agreement, and which opportunities neither Sun Capital Management nor any of its affiliates will have any duty to inform us of. In no event will the aggregate of any liabilities of Sun Capital Management or any of its affiliates exceed the aggregate of any fees paid under the consulting agreement.

In addition, we are required to indemnify Sun Capital Management, its affiliates and any successor by operation of law against any and all liabilities, whether or not arising out of or related to such party’s performance of services under the consulting agreement, except to the extent proven to result directly and primarily from such person’s willful misconduct or gross negligence. We are also required to defend such parties in any lawsuits which may be brought against such parties and advance expenses in connection therewith. In the case of affiliates of Sun Capital Management that have rights to indemnification and advancement from affiliates of Sun Capital, we agree to be the indemnitor of first resort, to be liable for the full amounts of payments of indemnification required by any organizational document of such entity or any agreement to which such entity is a party, and that we will not make any claims against any affiliates of Sun Capital Partners for contribution, subrogation, exoneration or reimbursement for which they are liable under any organizational documents or agreement. Sun Capital Management may, in its sole discretion, elect to terminate the consulting agreement at any time. We may elect to terminate the consulting agreement if SCSF Cardinal, Sun Cardinal or any of their respective affiliates’ aggregate ownership of our equity securities falls below 30%.

Indemnification Agreements

In connection with our initial public offering, we entered into indemnification agreements with each of our executive officers and directors on November 27, 2013. The indemnification agreements provide the executive officers and directors with contractual rights to indemnification, expense advancement and reimbursement, to the fullest extent permitted under the DGCL.

Amended and Restated Certificate of Incorporation

Our amended and restated certificate of incorporation provides that, for so long as affiliates of Sun Capital own 30% or more of our outstanding shares of common stock, Sun Cardinal, a Sun Capital affiliate, has the right to designate a majority of the Board of Directors. For so long as Sun Cardinal has the right to designate a majority of the Board of Directors, the directors designated by Sun Cardinal are expected to constitute a majority of each committee of the Board of Directors (other than the Audit Committee), and the chairman of each of the committees (other than the Audit Committee) is expected to be a director serving on the committee who is selected by affiliates of Sun Capital, provided that, at such time as we are not a “controlled company” under the NYSE corporate governance standards, our committee membership will comply with all applicable requirements of those standards and a majority of the Board of Directors will be “independent directors,” as defined under the rules of NYSE, subject to any applicable phase in requirements.

Statement of Policy Regarding Transactions with Related Persons

Our written statement of policy with respect to related party transactions is administered by our Nominating and Corporate Governance Committee. Under our related party transaction policy, a “Related Party Transaction” is any transaction, arrangement or relationship between us or any of our subsidiaries and a Related Person not including any transactions involving less than $120,000 when aggregated with all similar transactions, or transactions that have received pre-approval of the Nominating and Corporate Governance Committee. A “Related Person” is any of our executive officers, directors or director nominees, any stockholder beneficially owning in excess of 5% of our stock or securities exchangeable for our stock, any immediate family member of any of the foregoing persons, and any firm, corporation or other entity in which any of the foregoing persons is an executive officer, a partner or principal or in a similar position or in which such person has a 5% or greater beneficial ownership interest in such entity.

Pursuant to our related party transaction policy, a Related Party Transaction may only be consummated or may only continue if:

•	our Nominating and Corporate Governance Committee approves or ratifies such transaction in accordance with the terms of the policy; or

•	the chair of our Nominating and Corporate Governance Committee pre-approves or ratifies such transaction and the amount involved in the transaction is less than $120,000, provided that for the Related Party Transaction to continue it must be approved by our Audit Committee at its next regularly scheduled meeting.

If advance approval of a Related Party Transaction is not feasible, then that Related Party Transaction will be considered and, if our Nominating and Corporate Governance Committee determines it to be appropriate, ratified, at its next regularly scheduled meeting. If we decide to proceed with a Related Party Transaction without advance approval, then the terms of such Related Party Transaction must permit termination by us without further material obligation in the event our ratification is not forthcoming at our next regularly scheduled meeting.

Transactions with Related Persons, though not classified as Related Party Transactions by our related party transaction policy and thus not subject to its review and approval requirements, may still need to be disclosed if required by the applicable securities laws, rules and regulations.

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and officers, and other persons who beneficially own more than 10% of a registered class of our equity securities, to file with the SEC initial reports of stock ownership and reports of changes in stock ownership and to provide us with copies of all such filed forms. Based solely on our review of such copies or written representations from reporting persons, we believe that all reports were filed on a timely basis during fiscal year 2014.

Proxy Solicitation

Our directors and officers may solicit proxies by telephone, electronic transmission and personally. Our directors and officers will not receive any special compensation for such services.

Stockholder Proposals

In order to submit stockholder proposals to be considered for inclusion in the Company’s proxy materials for its annual meeting of stockholders to be held in 2016 (the “2016 Meeting”) pursuant to Rule 14a-8 under the Exchange Act, proposals must be delivered to the Secretary at our principal executive offices, as indicated below, no later than December 22, 2015. Such proposals must also comply with all applicable provisions of Rule 14a-8 under the Exchange Act. As clearly indicated in the rules of the SEC, simply submitting a proposal does not guarantee its inclusion in the proxy materials.

Our amended and restated bylaws also establish an advance notice procedure with regard to director nominations and stockholder proposals that are not submitted for inclusion in the proxy materials, but that a stockholder wishes to present directly at an annual meeting. To be properly brought before the 2016 Meeting, a notice of the nomination or other matters the stockholder wishes to present must be delivered to the Secretary at our principal executive offices, as indicated below, between February 3, 2016 and March 4, 2016 and comply with the other provisions of our amended and restated bylaws.

Vince Holding Corp.

Attn: Secretary

500 Fifth Avenue, 20th Floor

New York, New York 10110

Director’s Attendance at the Annual Meeting

The Company invites members of the Board of Directors to attend its annual stockholder meetings and requires that they make every effort to attend the annual meetings absent an unavoidable and irreconcilable conflict.

Householding

We have adopted a procedure called “householding,” which the SEC has approved. Under this procedure, we deliver a single copy of the Notice Regarding the Availability of Proxy Materials and, if applicable, our proxy materials to multiple stockholders who share the same address unless we have received contrary instructions from one or more of the stockholders. This procedure reduces our printing costs, mailing costs, and fees. Stockholders who participate in householding will continue to be able to access and receive separate proxy cards. Upon written or oral request, we will deliver promptly a separate copy of the Notice Regarding the Availability of Proxy Materials and, if applicable, our proxy materials to any stockholder at a shared address to which we delivered a single copy of any of these materials. To receive a separate copy, or, if a stockholder is receiving multiple copies, to request that we only send a single copy of the Notice Regarding the Availability of Proxy Materials and, if applicable, our proxy materials, such stockholder may contact us at the following address:

Vince Holding Corp.

Attn: Secretary

500 Fifth Avenue, 20th Floor

New York, New York 10110

Stockholders who beneficially own shares of our common stock held in street name may contact their brokerage firm, bank, broker-dealer or other similar organization to request information about householding.

Fiscal Year 2014 Annual Report and SEC Filings

Our audited consolidated financial statements for fiscal 2014 are included in the Annual Report, which will be made available to stockholders at the same time as this Proxy Statement. This Proxy Statement and the Annual Report are posted on our website at http://www.vince.com and are available from the SEC at its website at http://www.sec.gov. You may also obtain a copy of the annual report and this Proxy Statement without charge by sending a written request to Vince Holding Corp. Attn: Secretary, 500 Fifth Avenue, 20th Floor, New York, New York 10110.

Other Business

Other than the two proposals described in this Proxy Statement, the Board of Directors does not know of any other matters to be presented at the Annual Meeting. If any additional matters are properly presented at the Annual Meeting, the officers named herein will have discretion to vote the shares of our common stock they represent in accordance with their own judgment on such matters.

VINCE HOLDING CORP. C/O BROADRIDGE CORPORATE ISSUER SOLUTIONS, INC. P.O. BOX 1342 BRENTWOOD, NY 11717

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	M89520-P63490	KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

VINCE HOLDING CORP.			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:
1.	Election of Directors Nominees:		☐	☐	☐

01) Robert A. Bowman 02) Mark E. Brody

The Board of Directors recommends you vote FOR the following proposal:								For	Against	Abstain
2.	The ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending January 30, 2016.							☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

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M89521-P63490

VINCE HOLDING CORP.

Annual Meeting of Shareholders

June 2, 2015 9:30 AM, PDT

This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoint(s) Lisa Klinger and Jay Dubiner, or either of them, as proxies, each with the power to appoint (his/her) substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of VINCE HOLDING CORP. that the shareholder(s) is/are entitled to vote at the Annual Meeting of shareholder(s) to be held at 9:30 AM, PDT on June 2, 2015, at the design studio of Vince Holding Corp. in Los Angeles at 900 N. Cahuenga Blvd., Los Angeles, CA 90038, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Continued and to be signed on reverse side